                                                Filed Pursuant to Rule 424(B)(5)
                                                   Registration Number 333-49920

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This preliminary prospectus supplement and the information it contains are + +subject to completion or amendment. Prospective purchasers should read the + +related final prospectus supplement for definitive information on the matters + +discussed in this document. This preliminary prospectus supplement shall not +
+constitute an offer to sell or the solicitation of an offer to buy the        +
+securities described in this document, nor shall there be any sale of the + +securities in any jurisdiction in which such offer, solicitation or sale +
+would be unlawful.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 2, 2001

Prospectus Supplement (to Prospectus Dated December 28, 2000)

                                $  ,000,000,000
                          [Progress Energy, Inc. Logo]
                             Progress Energy, Inc.
                             % Senior Notes Due 20
                             % Senior Notes Due 20
                             % Senior Notes Due 20
                             % Senior Notes Due 20

  We are an integrated energy holding company headquartered in Raleigh, North Carolina. Formerly known as CP&L Energy, Inc., we operate primarily through our three regulated subsidiaries--Carolina Power & Light Company, Florida Power Corporation and North Carolina Natural Gas Corporation--and several non-regulated subsidiaries. We will use the net proceeds from the sale of the Senior Notes to retire outstanding commercial paper or other short-term debt that was issued in connection with our acquisition of Florida Progress Corporation.

  Interest on the Senior Notes of each series is payable on       and       of
each year, beginning       , 2001. Interest on the Senior Notes will accrue
from their issue date.

  We may redeem some or all of the Senior Notes of any series at any time at the redemption prices for each series described in this prospectus supplement. There is no sinking fund for any series of the Senior Notes.

  We do not intend to list the Senior Notes of any series on any securities exchange or to include them in any automated quotation system.

                                    -------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                    -------

                               Public Offering Underwriting Proceeds to Company
                                    Price        Discount     Before Expenses
                               --------------- ------------ -------------------
   Per 20    Senior Note......          %              %               %
   20    Senior Notes Total...      $              $               $
   Per 20    Senior Note......          %              %               %
   20    Senior Notes Total...      $              $               $
   Per 20    Senior Note......          %              %               %
   20    Senior Notes Total...      $              $               $
   Per 20    Senior Note......          %              %               %
   20    Senior Notes Total...      $              $               $
    Total.....................      $              $               $

                                    -------
  The initial public offering price set forth above does not include accrued interest, if any. Interest on the Senior Notes will accrue from their issue date, and must be paid by the purchasers if the Senior Notes are delivered after that date.

  The Senior Notes will be delivered in global form through the book-entry
delivery system of The Depository Trust Company on or about        , 2001.

  The underwriters will purchase the Senior Notes from us on a firm commitment basis and offer them to you, subject to certain conditions.

                                    -------

                          Joint Book-Running Managers
Merrill Lynch & Co.                                         Salomon Smith Barney

JP Morgan
             Banc of America Securities LLC
                           Banc One Capital Markets, Inc.
                                         First Union Securities, Inc.
                                                       Wachovia Securities, Inc.

                                    -------

            The date of this prospectus supplement is        , 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement

Forward-Looking Information..............................................  S-1
Summary of the Offering..................................................  S-2
Progress Energy, Inc.....................................................  S-3
Use of Proceeds.......................................................... S-12
Capitalization........................................................... S-13
Selected Historical Financial Information for CP&L Energy................ S-14
Selected Historical Financial Information for Florida Progress........... S-15
Selected Pro Forma Financial Information for Progress Energy............. S-16
Description of the Senior Notes.......................................... S-19
Underwriting............................................................. S-25
Experts.................................................................. S-26
Legal Matters............................................................ S-26
Documents Incorporated by Reference...................................... S-26

                                   Prospectus

About This Prospectus....................................................    2
Our Company..............................................................    2
The Trusts...............................................................    2
Ratio of Earnings to Fixed Charges.......................................    3
Application of Proceeds..................................................    3
Where You Can Find More Information......................................    3
Documents Incorporated By Reference......................................    3
Description of Debt Securities...........................................    5
Additional Terms of Junior Subordinated Debentures.......................   15
Description of Trust Preferred Securities................................   18
Description of Guarantees................................................   32
Relationship Among Trust Preferred Securities, Junior Subordinated
 Debentures and Guarantees...............................................   34
Description of Capital Stock.............................................   36
Description of Stock Purchase Contracts and Stock Purchase Units.........   37
Plan of Distribution.....................................................   38
Experts..................................................................   39
Legal Opinions...........................................................   39

                                 ------------

   This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Senior Notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Senior Notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Senior Notes varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in the prospectus supplement.

   You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                                      (i)

                          FORWARD-LOOKING INFORMATION

   We have included in this document, and in the documents incorporated by reference in this document, statements containing "forward-looking information," as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking information, by its nature, involves estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a statement that contains forward-looking information. Examples of statements containing forward-looking information that we make in this document include, but are not limited to, statements under the heading "Progress Energy, Inc." regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Any statement containing forward-looking information speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

   Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance include, but are not limited to, the following:

  . governmental policies and other actions by our principal regulators, particularly legislative and regulatory initiatives that may impact the speed and degree of the restructuring of the electricity industry;

  . the outcome of legal and administrative proceedings before our principal regulators;

  . risks associated with operating nuclear power facilities, availability of nuclear waste storage facilities, and nuclear decommissioning costs;

  . changes in the economy of areas we serve;

  . the extent to which we are able to obtain adequate and timely rate recovery of costs, including potential stranded costs arising from the restructuring of the electricity industry;

  . weather conditions and catastrophic weather-related damage;

  . general industry trends, increased competition from energy and gas suppliers, and market demand for energy;

  . inflation and capital market conditions;

  . the extent to which we are able to realize the potential benefits of our recent acquisition of Florida Progress Corporation and successfully integrate it with the remainder of our business;

  . the extent to which we are able to realize the potential benefits of the conversion of Carolina Power & Light Company to a non-regulated holding company structure and the success of our direct and indirect subsidiaries;

  . the extent to which we are able to use tax credits associated with the operations of the synthetic fuel plants;

  . the extent to which we are able to reduce our capital expenditures through the utilization of the natural gas expansion fund established by the North Carolina Utilities Commission; and

  . unanticipated changes in operating expenses and capital expenditures.

   All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

                            SUMMARY OF THE OFFERING

   The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Senior Notes, see "Description of the Senior Notes" beginning on page S-19.

 Issuer:                 Progress Energy, Inc.

 Senior Notes:           We are offering $    aggregate principal amount of the
                         Senior Notes in four series.

    20    Notes:         Interest Rate:   % per year.
                         Maturity Date:        , 20   .

    20    Notes:         Interest Rate:   % per year.
                         Maturity Date:       , 20   .

    20    Notes:         Interest Rate:   % per year.
                         Maturity Date:       , 20   .

    20    Notes:         Interest Rate:   % per year.
                         Maturity Date:       , 20   .

 Use of Proceeds:        We will use the net proceeds from the sale of the
                         Senior Notes to retire outstanding commercial paper or
                         other short-term debt that was used to finance our
                         acquisition of Florida Progress Corporation.

 Ratings: The Senior Notes are expected to be assigned ratings of Baal by Moody's Investors Service, Inc. and BBB by
                         Standard & Poor's Rating Services. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Senior Notes.
                         Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change. In addition, Standard & Poor's has assigned a rating of BBB+ to Progress Energy's corporate credit.

 Interest Payment Dates: Interest on each series of the Senior Notes will be
                         payable semi-annually in arrears on       and      ,
                         commencing      , 2001.

 Optional Redemption:    We may redeem some or all of the Senior Notes of each
                         series at any time at the redemption prices described
                         under "Description of the Senior Notes--Optional
                         Redemption," plus accrued and unpaid interest to the
                         date of redemption.

 Ranking: The Senior Notes of each series will rank equally with each other and with all of the other existing and future unsecured and unsubordinated indebtedness of Progress Energy and are senior in right of payment to all our existing and future subordinated indebtedness.
                         The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur.
                         Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The
                         Senior Notes will effectively be subordinated to the indebtedness and preferred stock of our subsidiaries.

 Restrictive Covenants:  The terms of the Senior Notes will limit the ability of Progress Energy and of certain of its subsidiaries to create liens and enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Senior Notes--
                         Restrictive Covenants."

 The Trustee:            The trustee under the Senior Note Indenture is Bank
                         One Trust Company, N.A.

                             PROGRESS ENERGY, INC.

   The following discussion highlights certain important facts regarding us and our subsidiaries and does not contain all of the information that may be important to you. We encourage you to read the documents referred to on page S-26 of this prospectus supplement and on pages 3 and 4 of the base prospectus and under "Documents Incorporated by Reference," which contain more complete descriptions of us and our business. In this prospectus supplement and the base prospectus, "we," "us" and "our" refer to Progress Energy, Inc. and all of its subsidiaries. When we use the term "pro forma," we mean that we are assuming our acquisition of Florida Progress Corporation, or Florida Progress, was completed on or prior to the relevant period or date.

General

   We are an integrated energy holding company headquartered in Raleigh, North Carolina. We operate primarily through our three regulated subsidiaries-- Carolina Power & Light Company, or CP&L, Florida Power Corporation, or Florida Power, and North Carolina Natural Gas Corporation, or NCNG--and several non-regulated subsidiaries. The service territories of our regulated subsidiaries are in North Carolina, South Carolina and Florida, where average electricity sales and customer growth rates have recently been above national averages. CP&L's and Florida Power's utility operations are complementary: CP&L has a summer peaking demand, while Florida Power has a winter peaking demand, and CP&L's greater proportion of commercial and industrial customers and Florida Power's greater proportion of residential customers create a more balanced customer base. As of December 31, 2000, we served over 2.6 million electricity customers and 173,000 natural gas customers. On a pro forma basis, for the year ended December 31, 1999 and the nine months ended September 30, 2000, we had operating revenues of approximately $6.2 billion and $5.3 billion, respectively. On a pro forma basis, as of September 30, 2000, we had assets of approximately $20.0 billion. With approximately 19,000 megawatts of installed generating capacity, we are one of the top generators of electricity in the United States.

   Our regulated subsidiaries are:

  . CP&L, a regulated public utility founded in 1926, which is engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina;

  . Florida Power, a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity in portions of Florida; and

  . NCNG, a regulated public utility founded in 1955, which provides natural gas and related services in portions of North Carolina.

   Through our non-regulated subsidiaries we operate energy businesses, including merchant energy generation, wholesale energy marketing and trading, fuel properties and synthetic fuel plants. Our non-regulated subsidiaries also provide various products and services for energy and facility management, administration and transportation, and telecommunications.

   In connection with our acquisition of Florida Progress on November 30, 2000, we changed our name from CP&L Energy, Inc. to Progress Energy, Inc. Our common stock currently trades on the New York Stock Exchange under the symbol "PGN." Our principal executive office is located at 411 Fayetteville Street, Raleigh, North Carolina 27601-1748. Our telephone number is (919)-546-6111.

   The following tables set forth, on a pro forma basis, certain financial information regarding the amount and percentage of contribution by each of our regulated subsidiaries and by our regulated operations as a whole to our consolidated operations for the year ended December 31, 1999 and as of and for the nine months ended September 30, 2000. The results of operations for prior periods and for the nine months ended September 30, 2000 are not necessarily indicative of the results of operations to be expected in future periods or for the full year.

Year Ended December 31, 1999 (in millions)

                                       REGULATED BUSINESSES
                         ---------------------------------------------------
                                                                 Percent of
                                  Florida                       Consolidated Consolidated
                           CP&L    Power   NCNG(a)   Total         Total        Total
                         -------- -------- ------- ---------    ------------ ------------
Income Statement and
 Other Data:
Revenue................. $3,138.8 $2,632.6 $ 98.9  $ 5,870.3        95.0%     $ 6,181.5
EBITDA(b)...............  1,477.4    920.2   16.7    2,414.3       103.2%       2,339.0
Operating Income........    921.9    524.3    7.6    1,453.8       116.5%       1,247.9
Interest Expense........    183.1    120.6    3.2      306.9(c)     57.2%         536.3
Net Income..............    425.6    265.5    2.6      693.7       151.4%         458.2(d)

Nine Months Ended September 30, 2000 (in millions)

                                       REGULATED BUSINESSES
                         ---------------------------------------------------
                                                                 Percent of
                                  Florida                       Consolidated Consolidated
                           CP&L    Power    NCNG     Total         Total        Total
                         -------- -------- ------- ---------    ------------ ------------
Income Statement and
 Other Data:
Revenue................. $2,497.2 $2,237.8 $223.9  $ 4,958.9        93.4%     $ 5,311.6
EBITDA(b)...............  1,226.1    851.7   35.9    2,113.7        96.4%       2,192.2
Operating Income........    770.1    509.9   21.5    1,301.5       122.2%       1,065.2
Interest Expense........    154.9     95.2    5.3      255.4(c)     59.2%         431.7
Net Income..............    404.5    264.8   10.7      680.0       102.9%         660.7(e)
Balance Sheet (end of
 period):
Total Assets............ $8,650.1 $5,038.5 $572.0  $14,260.6(f)     71.3%     $19,991.6
Property, Plant and
 Equipment (net)........  6,624.0  3,565.8  285.2   10,475.0        94.2%      11,117.9

--------
(a) Reflects NCNG's results of operations subsequent to its acquisition by CP&L on July 15, 1999.

(b) EBITDA is defined as the measurement of earnings before interest, taxes, depreciation of fixed assets and amortization of nuclear fuel and goodwill. We believe that EBITDA provides a meaningful comparison of operating performance because it is commonly used in the electric and natural gas industries to analyze and compare similar companies on the basis of operating performance, leverage and liquidity. Although we believe the calculation is helpful in understanding our performance, EBITDA should not be considered a substitute for net income or cash flow as indicators of our financial performance or our ability to generate liquidity. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.

(c) Regulated interest expense amounts do not include the pro forma impact of interest expense for the $3.461 billion of debt issued to consummate the Florida Progress acquisition. This debt was issued by Progress Energy, the holding company, and is therefore included as a non-regulated expense in the accompanying pro forma schedules.

(d) Non-regulated results of operations for the year ended December 31, 1999, include net losses incurred by two of CP&L's non-regulated subsidiaries and an increase in interest expense and amortization of goodwill as part of the Florida Progress acquisition.

(e) Non-regulated results of operations for the nine months ended September 30, 2000, include a $121.1 million gain on the sale of our BellSouth PCS assets and an increase in net income for CP&L Energy's and Florida Progress' diversified business groups. These amounts were partially offset by an increase in interest expense and amortization of goodwill as part of the Florida Progress acquisition.

(f) This regulated asset amount does not include any of the net $3.1 billion of goodwill recorded for the Florida Progress acquisition on a preliminary basis. This goodwill was recorded by Progress Energy, the holding company, and is therefore included as a non-regulated asset in the accompanying pro forma schedules.

Regulated Businesses

   The following discussion briefly summarizes the regulated businesses through which we provide our electric and gas energy services.

 Carolina Power & Light

   CP&L is a public service corporation primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. As of and for the year ended December 31, 1999 and the nine months ended September 30, 2000, CP&L had operating revenues of $3.1 billion and $2.5 billion, respectively, EBITDA of $1.5 billion and $1.2 billion, respectively, and total assets of $8.7 billion and $8.7 billion, respectively. CP&L serves an area of approximately 34,000 square miles, with a population of approximately 4.2 million. As of December 31, 2000, CP&L provided electricity to approximately 1.2 million customers, an increase of approximately 33,000 customers over the number of customers at December 31, 1999. As of December 31, 2000, CP&L operated a system of 18 power plants with installed generating capacity of over 11,000 megawatts, of which 47% was coal, 29% was nuclear, 22% was gas/oil and 2% was hydroelectric.

   The following diagram provides the percentage of CP&L's electric revenues by sales type for the year ended December 31, 1999.


                                    [GRAPH]

                              Residential     34%
                              Commercial      22%
                              Wholesale       13%
                              Industrial      22%
                              Other            9%


 Florida Power

   Florida Power is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity in portions of Florida. As of and for the year ended December 31, 1999 and the nine months ended September 30, 2000, Florida Power had operating revenues of $2.6 billion and $2.2 billion, respectively, EBITDA of $0.9 billion and $0.9 billion, respectively, and total assets of $5.0 billion and $5.0 billion, respectively. Florida Power serves an area of approximately 20,000 square miles, with a population of approximately 4.5 million. As of December 31, 2000, Florida Power provided electricity to approximately 1.4 million customers, an increase of approximately 24,000 customers over the number of customers at December 31, 1999. As of December 31, 2000, Florida Power operated a system of 14 power plants with installed generating capacity of over 7,700 megawatts, of which 50% was coal, 39% was gas/oil and 11% was nuclear.

   The following diagram provides the percentage of Florida Power's electric revenues by sales type for the year ended December 31, 1999.


                                    [GRAPH]

                              Residential     54%
                              Commercial      24%
                              Wholesale        9%
                              Industrial       8%
                              Other            5%

 North Carolina Natural Gas

   NCNG is a regulated natural gas transmission and local distribution company that provides services in portions of North Carolina. NCNG was acquired by CP&L on June 15, 1999. As of and for the nine months ended September 30, 2000, NCNG had operating revenues of $223.9 million, EBITDA of $35.9 million, and total assets of $572.0 million.

   NCNG serves an area with a population of approximately 2.4 million. NCNG provides natural gas and related services to approximately 173,000 customers in 110 towns and cities and four municipal gas distribution systems. Much of NCNG's service area is also part of CP&L's electric service franchise. NCNG also purchases and transports natural gas under long-term contracts with several pipeline operators, gas transmission operators, and oil and gas producers. NCNG believes that natural gas supplies in its service area remain adequate and that it has many available sources of gas.

Non-Regulated Business

   Through our non-regulated subsidiaries we provide merchant energy generation, facility management and other energy services, telecommunications equipment and services, synthetic fuel products and coal production, and transportation services. On a pro forma basis, for the year ended December 31, 1999 and the nine months ended September 30, 2000, approximately 5.0% and 6.6%, respectively, of our consolidated revenues were generated by our non-regulated operations. At September 30, 2000, on a pro forma basis, our non-regulated operations represented approximately 15.5% of our total assets, excluding Florida Progress acquisition goodwill. Our principal non-regulated products and services are the following:

   Energy-Related Ventures. Progress Energy Ventures, Inc. and Electric Fuels Corporation are engaged in the following energy business activities. We manage merchant energy generation, synthetic fuel plants, and coal production and related activities. At December 31, 2000, our merchant energy generation capacity was approximately 160 megawatts. We expect our merchant energy generation to double to 320 megawatts by mid-2001 when our second merchant generation unit is placed in service. As of December 31, 2000, we operated seven synthetic fuel plants in three states and three coal mine production plants in two states.

   Energy Management. Strategic Resource Solutions Corporation specializes in facility management software and innovative web-based solutions that empower multi-site clients to integrate and control their energy usage and facility needs. It provides systems and services for educational, commercial, industrial and governmental markets nationwide.

   Fiber Network. Progress Telecommunications Corporation owns and operates a voice and data fiber network that stretches from Washington, D.C. to Miami, Florida and conducts primarily a carrier's carrier business. As of December 31, 2000, our fiber network infrastructure included approximately 106,000 fiber miles and 3,000 route miles. The fiber network also offers access to the growing Latin America and international markets, many of which enter the U.S. in and around Miami, Florida.

   Transport Services. Electric Fuels Corporation is engaged in railroad and railcar services, and inland marine transportation services. We have recently engaged a financial advisor to assist us in evaluating strategic alternatives with respect to the rail and marine businesses and currently intend to sell them. For additional information, see Note (2)(e) to the Unaudited Pro Forma Selected Financial Information.

Strategic Overview

   Progress Energy is a "super-regional" energy company focusing on the high-growth southeast region of the United States. We are dedicated to expanding the region's electric generation capacity and delivering reliable, competitively priced energy throughout the region. The successful integration of Florida Progress and CP&L is our immediate priority, with specific emphasis on the realization of synergies currently expected to range from approximately $100 million to $175 million annually during the period from 2001 through 2003.

   Our longer-term strategic focus encompases four lines of business: Upstream Energy, Electricity Transmission, Downstream Energy Delivery plus Services and the Fiber Network Business. In support of these strategic lines of business, credit quality and a strong balance sheet will remain a priority. We will strive to reduce consolidated leverage through non-core asset divestitures, synergy realization, and controlled capital spending. Our legal structure is not currently aligned with the functional management and financial reporting of these lines of business. Whether, and when, the legal and functional structures will converge depends upon legislative and regulatory action, which cannot currently be anticipated.

   Upstream Energy will focus on both regulated and non-regulated generation expansion, trading and marketing, and synthetic fuel production. While retail competition may be delayed in our region, we will continue to prepare for deregulation as we grow our generation fleet. We will use additional generation capacity to serve the organic growth expected in our service territories, to increase reserve margins at our regulated subsidiaries, and to take advantage of merchant energy generation opportunities. We will continue to assess the appropriate mix between regulated and non-regulated generation capacity, taking into account anticipated demand within our service territories, financing considerations, regulatory requirements and other factors. Under certain conditions, and subject to regulatory approval, we would consider moving generation currently planned for our regulated utilities into a non-regulated entity.

   Electricity Transmission will focus on the development of the GridSouth Regional Transmission Organization ("RTO") with Duke Energy Corporation and South Carolina Electric and Gas Company and the GridFlorida RTO with Florida Power & Light Company and Tampa Electric Company. We continue to assess the structural options that may be available to maximize the value of our transmission assets. Please refer to the "Current Regulatory Environment" section for further discussion of transmission and our compliance with Federal Energy Regulatory Commission (FERC) Order No. 2000.

   Downstream Energy Plus Services will focus on both the distribution and retail components, continuing to deliver a high-level of customer service while offering value-added products and services to our customers. We will emphasize maintenance and enhancement of infrastructure, power quality and reliability, and work to establish appropriate codes of conduct to insure efficient recovery of any capital investment in the delivery business.

   Fiber Network will combine the fiber assets of CP&L and Progress Telecommunications Corporation under the management of Progress Telecom and focus primarily on the carrier's carrier business. We will seek opportunities to leverage the customers and infrastructure of the electric and gas distribution businesses. We expect to complete the build-out of the network within its current "footprint" (from Washington, D.C. to Miami, Florida, including Virginia, North Carolina, South Carolina and Georgia) and partner with others to gain access to capacity outside this region. We will focus on "lit" fiber expansion (with electronics attached), with some expansion of our "dark" fiber capacity.

Capital Expenditures

   For the year ended December 31, 2000 the capital expenditures of the entities which now comprise Progress Energy were approximately $1.5 billion. We have budgeted capital expenditures of approximately $1.7 billion in 2001 and currently expect capital expenditures of between $2.8 and $3.0 billion for the two years ending December 31, 2003. These capital expenditures will support our four lines of business described above, and are expected to be allocated 70-80% to regulated businesses and 20-30% to non-regulated businesses. We expect internally generated cash flow to fund approximately 85%-90% of our total capital expenditures.

   Over the three years ended December 31, 2003, we expect our capital expenditures to be allocated across the four lines of business prioritized as follows:

  . Upstream Energy investment will be focused on increasing both regulated and non-regulated generation capacity. We may pursue additional capacity within our regulated utilities, within our non-regulated generation subsidiaries, or through investments in generation entities created through partnerships with third parties.

  . Electricity Transmission and Downstream Energy Plus Services investment will focus on maintenance and enhancement of our existing infrastructure.

  . Fiber Network investment will focus on the build-out of our network within its current footprint.

Current Regulatory Environment

   General. Our electric and gas utility operations in North Carolina, South Carolina and Florida, are regulated by the North Carolina Utilities Commission
(NCUC), the Public Service Commission of South Carolina (PSCSC), and the Florida Public Service Commission (FPSC), respectively. The electric businesses are subject to regulation by the FERC, the Nuclear Regulatory Commission and the Environmental Protection Agency, and by environmental authorities in the states in which they operate. We are also subject to regulation by the Securities and Exchange Commission (SEC) as a registered holding company under the Public Utility Holding Company Act of 1935. As a result of regulation, many of our fundamental business decisions, as well as the rate of return we are permitted to earn on our utility assets, are subject to the approval of governmental agencies.

   Florida Power has previously entered into a stipulation agreement committing several parties not to seek any reduction in Florida Power's base rates or authorized range of return on equity. That agreement expires on June 30, 2001.

   On July 7, 2000, the FPSC opened a docket to review Florida Power's earnings including the effects of the acquisition by Progress Energy. The FPSC staff recommendation is due in March 2001 with a decision expected by the FPSC in late March 2001.

   Electric Industry Restructuring. CP&L and Florida Power continue to monitor progress toward a more competitive environment and have actively participated in regulatory reform deliberations in North Carolina, South Carolina and Florida. Currently, however, movement toward retail deregulation in these states seems to be slowing as a consequence of recent developments related to deregulation of the electric industry in California.

  . North Carolina. On January 24, 2001, the Commission on the Future of Electric Service in North Carolina announced that it would not recommend any new laws on electric industry deregulation to the 2001 session of the North Carolina General Assembly, citing the commission's determination that more research is needed. The commission's initial report to the General Assembly, issued on May 16, 2000, had contained several proposals, including a recommendation that electric retail competition should begin in North Carolina by 2006. In its January 24, 2001 announcement, the commission also requested that the NCUC consider regulatory changes to facilitate the construction of wholesale generation facilities by private companies, including the elimination of requirements that such companies provide proof of a committed customer base and a need for additional power in order to obtain operating licenses.

  . South Carolina. The South Carolina Senate Judiciary Committee's task force on electric industry restructuring in South Carolina is currently holding a series of meetings, but has issued no report to date.

  . Florida. On January 31, 2001, the Florida 2020 Study Commission voted to forward a "proposed outline for wholesale restructuring" to the Florida legislature for its consideration in the 2001 session. The legislative session begins during the first week of March and concludes during the first week of May. The wholesale restructuring outline is intended to facilitate the evolution of a more robust wholesale marketplace in Florida. Some of the key provisions proposed include:

     -- independent power producers, including affiliates of utilities, would be allowed to compete in the Florida wholesale market;

     -- continued recovery of contract costs under the Public Utilities
        Regulatory Policies Act of 1978 (current recovery of these costs is made through capacity recovery clauses);

     -- generating assets owned by regulated utilities would be transferred at net book value to affiliates (nuclear asset transfer would be optional);

     -- capacity from transferred generating assets would be committed back to the utility using cost-based transition contracts which phase out over a six year period;

     -- following the transition period, all new capacity, including that acquired from utility affiliates, would be acquired competitively in the open market;

     -- utilities would continue to have to prove that the means by which they acquire power are prudent and result in the lowest acquisition cost; and

     -- existing base rates would be frozen for three years (base rates cover costs not recovered through pass-through clauses; current Florida regulations provide for the following pass-through recovery clauses-- fuel, purchased power and energy conservation expenses--and these would continue under the recommendations).

     We cannot predict whether the Florida legislature will act on any of the Study Commission's recommendations or what impact the recommendations would have on us even if adopted as proposed. The Study Commission has a deadline of December 2001 to propose recommendations with respect to retail restructuring, but we cannot predict the timing or substance of any such recommendations.

   We cannot anticipate when, or if, any of these states will move to the introduction of competition in the electricity industry.

   Regional Transmission Organizations. On December 20, 1999, the FERC issued Order No. 2000 on RTOs. The RTO order required public utilities that own, operate or control interstate electricity transmission facilities to have filed, by October, 2000, either a proposal to participate in an RTO or an alternative filing describing efforts and plans to participate in an RTO. To date, our electric utilities have responded to the order as follows:

  . CP&L. In October, 2000, CP&L, along with Duke Power and South Carolina Electric & Gas, filed with the FERC an application for approval of a for-profit transmission company, currently named GridSouth. The three companies are continuing to make progress in developing GridSouth and are planning to make a supplemental filing to the original GridSouth RTO application in late February or early March 2001.

  . Florida Power. In October, 2000, Florida Power, along with Florida Power & Light Company and Tampa Electric Company, filed with the FERC an application for approval of an RTO for peninsular Florida, currently named GridFlorida. On January 10, 2001, the FERC rendered a positive order on certain aspects of the GridFlorida RTO application, specifically governance and certain financial obligations. The three companies are continuing to make progress towards the development of GridFlorida.

   Energy Cost Provisions. Operating costs not covered by a utility's base rates include increases in fuel, purchased power and energy conservation expenses. Each state commission allows electric utilities to recover certain of these costs through various cost recovery clauses, to the extent the respective commission determines in an annual hearing that such costs are prudent. Costs recoverable by our electric utilities, by state, are as follows:

  .  North Carolina--fuel costs;

  .  South Carolina--fuel costs and purchased power costs; and

  . Florida--fuel costs, purchased power costs and energy conservation expenses.

   Each state commission's determination results in the addition of a rider to a utility's base fuel rates to reflect the approval of these costs and to correct any past over- or under-recovery. Due to the regulatory treatment of these costs and the method allowed for recovery, changes from year to year have no material impact on operating results.

Recent Developments

   Progress Energy. On a consolidated basis, our net income for the year ended December 31, 2000 was $478 million. Our acquisition of Florida Progress was completed on November 30, 2000; consequently, earnings include the full twelve months of CP&L Energy and only the December results of Florida Progress.

   For the fourth quarter, we reported a net loss of $11.4 million. This reflects the impact of an additional charge of $169 million, or $118.3 million after tax, as part of a plan to further accelerate depreciation of certain nuclear assets. CP&L requested regulatory approval for this plan in an effort to fully utilize the $200 million proceeds from the sale of our BellSouth PCS assets. In the third quarter, we reported a $121.1 million gain as a result of that sale. As noted above, we are pursuing the divestiture of our rail services and inland marine transportation businesses. Because of the possible sale of these businesses, they are considered held for sale; therefore, the results of operations of these businesses are not included in our consolidated earnings.

   Due to the merger and purchase accounting rules applicable to our acquisition of Florida Progress, a comparison of our fourth quarter and annual results to prior periods is not meaningful without extensive adjustments to the reported financial statements. In order to provide you with the ability to compare the financial results of this period to prior periods, we provide below, for CP&L Energy and for Florida Progress, comparative information on a pre-merger basis.

   CP&L Energy. Excluding costs related to the merger, CP&L Energy would have reported earnings of $471 million for the year ended December 31, 2000, compared to earnings of $379 million for 1999. The increase in earnings was attributable to continued strong customer growth and usage, favorable weather and the absence of major storms, and profits contributed from one of our non-regulated subsidiaries. Increased interest expense partially offset these higher earnings.

   Florida Progress. Excluding costs related to the merger, Florida Progress would have reported earnings of $355.6 million for the year ended December 31, 2000, compared to earnings of $314.9 million for 1999. The increase in earnings was attributable to higher income in both Florida Power and in the Florida Progress diversified business group. The diversified business group reported stronger earnings due primarily to higher synthetic fuel sales and related tax credits. Florida Power experienced strong customer growth and usage, as well as cold weather in the fourth quarter, resulting in higher revenues compared to 1999.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the Senior Notes to retire outstanding commercial paper or other short-term debt that was issued to finance our acquisition of Florida Progress. At January 26, 2001, the weighted-average maturity date of our $3.5 billion of outstanding commercial paper and other short-term debt was approximately 21 days, and the weighted-average interest rate was approximately 6.73%.

                                 CAPITALIZATION

   The table below shows our capitalization as of September 30, 2000,

  . on an actual consolidated basis,

  . on a pro forma basis, as if our acquisition of Florida Progress had been completed on September 30, 2000, and

  . on a pro forma, as adjusted basis to reflect the acquisition of Florida
    Progress and the receipt of the net proceeds of the offering of the Senior Notes and the anticipated repayment of acquisition debt with those proceeds.

                                                             Pro
                                                            Forma,
                                                              as
                                         Actual  Pro Forma Adjusted Percentage
                                        -------- --------- -------- ----------
                                                    (in millions)
Short-term debt........................ $    7.1 $   612.6 $ 612.6        %
Acquisition debt.......................      --    3,461.0                %
Long-term debt.........................  3,489.5   5,525.2                %
Company obligated mandatorily
 redeemable preferred securities of
 subsidiary trusts.....................      --      300.0   300.0        %
Subsidiary preferred stock.............     59.3      92.8    92.8        %
Common shareholders' equity............  3,676.9   5,539.8 5,539.8        %
                                        -------- --------- -------     ---
  Total capitalization and short-term
   debt................................ $7,232.8 $15,531.4 $           100%
                                        ======== ========= =======     ===

           SELECTED HISTORICAL FINANCIAL INFORMATION FOR CP&L ENERGY

   In the table below, we provide you with the selected historical consolidated financial information of CP&L Energy, Inc. and its predecessor, CP&L. The information is only a summary, and you should read it together with the financial information incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" on page 3 of the base prospectus. We prepared the table below from audited consolidated financial statements of CP&L as of and for the years ended December 31, 1997 through 1999, from unaudited consolidated financial statements of CP&L as of and for the nine months ended September 30, 1999, and from unaudited consolidated financial statements of CP&L Energy as of and for the nine months ended September 30, 2000. On June 19, 2000, CP&L Common Stock was exchanged for CP&L Energy Common Stock on a one-for-one basis. You should not expect the results for the prior periods to be an indication of the results to be achieved for future periods. The results of operation for the nine months ended September 30, 2000 are not necessarily indicative of the results of operation to be expected for the full year.

                          Nine Months Ended
                            September 30,         Year Ended December 31,
                          ---------------------  ----------------------------
                            2000         1999      1999      1998      1997
                          ---------    --------  --------  --------  --------
                             (unaudited)
                                      (dollars in millions)
Operating Results
  Operating revenues....  $ 2,853.6    $2,550.5  $3,357.6  $3,191.7  $3,036.6
  Income before interest
   and taxes............      899.3(a)    638.7     820.1     830.9     799.3
  Interest Expense......      154.3       133.4     179.5     174.2     177.3
  Net Income............      489.8(a)    301.0     382.3     399.2     388.3
Assets (end of period)..   10,119.4     9,295.1   9,494.0   8,401.4   8,220.7
Capitalization and
 short-term debt (end of
 period)
  Short-term debt.......        7.1       250.0     365.5      53.2     208.0
  Long-term debt, net...    3,489.5     2,800.1   3,028.6   2,614.4   2,415.6
  Preferred stock--
   redemption not
   required.............       59.3        59.4      59.4      59.4      59.4
  Common stock equity...    3,676.9     3,410.6   3,412.6   2,949.3   2,818.8
                          ---------    --------  --------  --------  --------
    Total capitalization
     and short-term
     debt...............  $ 7,232.8    $6,520.1  $6,866.1  $5,676.3  $5,501.8
                          =========    ========  ========  ========  ========
Other Financial Data
  EBITDA(b).............  $ 1,389.3(a) $1,087.9  $1,425.1  $1,412.3  $1,364.8
  Ratio of earnings to
   fixed charges(c).....       4.73x       3.99x     4.12x     4.38x     4.17x

--------
(a) CP&L Energy's operating results for the nine months ended September 30, 2000 include the impact of the sale of CP&L Energy's BellSouth PCS assets to BellSouth PCI on September 28, 2000. CP&L Energy received $200 million for its limited partnership interest, which resulted in an after-tax gain of $121.1 million. This gain will be approximately offset through additional depreciation on CP&L Energy's nuclear generation facilities in the fourth quarter of 2000.
(b) EBITDA is defined as the measurement of earnings before interest, taxes, depreciation of fixed assets and amortization of nuclear fuel and goodwill. EBITDA should not be considered a substitute for net income or cash flow as indicators of financial performance or a company's ability to generate liquidity. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.
(c) Ratios for periods ending September 30 represent the ratios for the twelve month periods ending on those dates.

         SELECTED HISTORICAL FINANCIAL INFORMATION FOR FLORIDA PROGRESS

   In the table below, we provide you with Florida Progress' selected historical consolidated financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this prospectus supplement. See "Documents Incorporated by Reference" on page S-26 of this prospectus supplement. We prepared the table below from the audited consolidated financial statements of Florida Progress as of and for the years ended December 31, 1997 through 1999 and its unaudited consolidated statements as of and for the nine months ended September 30, 1999 and 2000. You should not expect the results for the prior periods to be an indication of the results to be achieved in future periods nor for partial years to be indicative of full years. The results of operation for the nine months ended September 30, 2000 are not necessarily indicative of the results of operation to be expected for the full year.

                          Nine Months Ended
                            September 30,         Year Ended December 31,
                          ---------------------  -------------------------------
                            2000         1999      1999         1998      1997
                          --------     --------  --------     --------  --------
                             (unaudited)
                                     (dollars in millions)
Operating Results
  Revenues..............  $3,357.5     $2,904.0  $3,845.1     $3,620.3  $3,316.4
  Income before interest
   and taxes............     490.8        523.1     588.2        600.5     269.7(a)
  Interest Expense......     152.5        134.4     181.6        170.2     149.0
  Net Income............     336.7        281.5     314.9        281.7      54.3(a)
Assets (end of period)..   6,846.1      6,413.0   6,528.2      6,160.8   5,760.0
Capitalization and
 short-term debt (end of
 period)
  Short-term debt.......     608.4        152.8     316.3        382.1     230.0
  Long-term debt, net...   2,041.9      2,177.5   2,154.1      2,250.4   2,377.8
  Company-obligated
   mandatorily
   redeemable preferred
   securities...........     300.0        300.0     300.0          --        --
  Cumulative preferred
   stock of Florida
   Power................      33.5         33.5      33.5         33.5      33.5
  Common stock equity...   2,187.8      2,029.3   2,008.7      1,862.0   1,776.0
                          --------     --------  --------     --------  --------
    Total capitalization
     and short-term
     debt...............  $5,171.6     $4,693.1  $4,812.6     $4,528.0  $4,417.3
                          ========     ========  ========     ========  ========
Other Financial Data
  EBITDA(b).............  $  879.9     $  850.0  $1,034.4     $1,025.1  $  633.9(a)
  Ratio of earnings to
   fixed charges(c).....      2.54x(d)     3.11x     2.90x(d)     3.16x     1.72x(a)

--------
(a) Florida Progress' operating results for the year ended December 31, 1997 include the impact of the extended outage of Florida Power's Crystal River nuclear plant and the provision for loss on the company's investment in Mid-Continent Life Insurance Company. These two events reduced Florida Progress' 1997 earnings by $200 million.
(b) EBITDA is defined as the measurement of earnings before interest, taxes, depreciation of fixed assets and amortization of nuclear fuel and goodwill. EBITDA should not be considered a substitute for net income or cash flow as indicators of financial performance or a company's ability to generate liquidity. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.
(c) Ratios for periods ending September 30 represent the ratios for the twelve month periods ending on those dates.
(d) Ratios have decreased from the prior period primarily due to a decrease in Florida Progress' earnings before income taxes caused by costs associated with increased synthetic fuel sales from Florida Progress' diversified business group. Corresponding income tax credits resulted in higher net income.

          SELECTED PRO FORMA FINANCIAL INFORMATION FOR PROGRESS ENERGY

   In the table below, we provide you with unaudited selected pro forma financial information as of and for the nine months ended September 30, 2000 as if we had completed the Florida Progress acquisition on January 1, 2000, and for the year ended December 31, 1999, as if we had completed the Florida Progress acquisition on January 1, 1999. The pro forma financial information was prepared using the purchase method of accounting, with us treated as the acquiring company.

   This unaudited selected pro forma financial information should be read in conjunction with the selected historical consolidated financial information of each of CP&L Energy and Florida Progress, beginning on pages S-14 and S-15, respectively, of this prospectus supplement, and with the separate historical financial statements and accompanying notes of Progress Energy and Florida Progress and Progress Energy's pro forma financial information, all of which are incorporated by reference in this prospectus supplement. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the Florida Progress acquisition had taken place earlier; nor should you rely on it as an indicator of our results of operations or financial position after the completion of these transactions.

                                          Nine Months Ended
                                            September 30,   Twelve Months Ended
                                                2000         December 31, 1999
                                          ----------------- -------------------
                                                  (dollars in millions)
Operating Results
  Operating revenues.....................     $ 5,311.6          $6,181.5
  Income before interest & taxes.........       1,278.4           1,239.5
  Interest expense.......................         431.7             536.3
  Net income.............................         660.7             458.2
Assets (end of period)...................     $19,991.6              n.a.
Capitalization and short-term debt (end
 of period)
  Short-term debt........................     $   612.6
  Long-term debt.........................       8,986.2              n.a.
  Company-obligated mandatorily
   redeemable preferred securities.......         300.0              n.a.
  Subsidiary preferred stock.............          92.8              n.a.
  Common stock equity....................       5,539.8              n.a.
                                              ---------
    Total capitalization and short-term
     debt................................     $15,531.4              n.a.
                                              =========
Other Financial Data
  EBIDTA(a)..............................     $ 2,192.2          $2,339.0
  Ratio of earnings to fixed charges.....          2.44x(b)          2.19x

--------
(a) EBITDA is defined as the measurement of earnings before interest, taxes, depreciation of fixed assets and amortization of nuclear fuel and goodwill. EBITDA should not be considered a substitute for net income or cash flow as indicators of our financial performance or our ability to generate liquidity. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.
(b) Represents the ratio for the twelve month period ended September 30, 2000.

          NOTES TO UNAUDITED PRO FORMA SELECTED FINANCIAL INFORMATION

(1) The Share Exchange

   The Unaudited Pro Forma Selected Financial Information of Progress Energy illustrates the pro forma effects of the share exchange between Progress Energy and Florida Progress accounted for as a purchase business combination. The Unaudited Pro Forma Assets, Capitalization and short-term debt has been prepared as if the share exchange had occurred on September 30, 2000, using actual November 30, 2000 share exchange data. The Unaudited Pro Forma Operating Results have been prepared as if the share exchange had been consummated on January 1, 1999, using purchase accounting adjustments that were calculated based on the Unaudited Pro Forma Assets, Capitalization and short-term debt.

   The share exchange will be accounted for under the purchase method of accounting for business combinations. The unaudited pro forma combined condensed financial information does not give effect to any restructuring costs, nor any potential cost savings or other benefits that could result from the share exchange.

(2) Pro Forma adjustments

   The following adjustments have been made in the unaudited pro forma selected financial information to illustrate the pro forma effects of the share exchange between Progress Energy and Florida Progress:

(a) Goodwill--The fair value of the consideration exchanged to acquire Florida Progress common stock will be allocated to the assets and liabilities of Florida Progress based on their estimated fair values. A preliminary allocation of the purchase price has been presented in the unaudited pro forma combined condensed financial information in which the fair value of the identifiable net tangible assets of Florida Progress is assumed to equal the net book value of such assets, except for net assets held for sale, as discussed in subparagraph (e) below. The excess of consideration over the fair value of the identifiable net tangible assets resulted in a preliminary allocation of goodwill of $3,360.6 million. In addition, goodwill was decreased by Florida Progress' historical goodwill of $243.8 million, as required under the purchase accounting method.

     Pro forma adjustments have been made for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 to reflect estimated amortization expense on the goodwill resulting from the acquisition and to eliminate Florida Progress' historical amortization of goodwill. Goodwill is amortized over an estimated useful life of 40 years. If a portion of goodwill were assigned to net assets that have lives less than 40 years, or if the estimated life of goodwill were less than 40 years, pro forma goodwill amortization expense would increase, with a corresponding decrease in pro forma earnings per share.

(b) Stock Consideration--In the share exchange, 65% of the outstanding shares of Florida Progress common stock was exchanged for cash consideration of $54.00 per share and 35% of the outstanding shares of Florida Progress common stock was exchanged for a number of shares of Progress Energy common stock based on the exchange ratio. Based on the average closing price of CP&L Energy common stock on the New York Stock Exchange for the twenty trading day period ended on November 22, 2000, which was $40.0813, Progress Energy would have issued approximately 46.503 million shares in the transaction for 35% of Florida Progress common stock outstanding on September 30, 2000 (which was approximately the same as the shares outstanding on the share exchange date of November 30, 2000).

     Pro forma adjustments have been made as of September 30, 2000 to: (1) reflect the issuance of approximately 46.503 million shares of Progress Energy common stock to be exchanged together with cash of approximately $3.461 billion and contingent value obligations (see subparagraph (d) below) with a market value of approximately $49.3 million for all of the outstanding shares of Florida Progress common stock (based on the number of shares of Florida Progress common stock outstanding on September 30, 2000) and (2) eliminate the shareholders' equity accounts of Florida Progress.

(c) Cash Consideration--A pro forma adjustment has been made to reflect the approximate $3.461 billion cash consideration that Progress Energy used to fund the purchase price for 65% of the Florida Progress common stock, assuming such cash consideration was funded through the issuance of long-term debt. Progress Energy used short-term financing facilities to consummate the cash portion of the share exchange, but expects to issue long-term debt in the near future to replace those short-term facilities. The remaining exchange consideration was comprised of Progress Energy common stock and contingent value obligations.

    A pro forma adjustment has been made to reflect increased interest expense resulting from the issuance of approximately $3.461 billion of long-term debt to fund part of the Florida Progress purchase price, as if such issuance had occurred on January 1, 1999 and assuming a weighted-average annual interest rate of 7.5%. That average interest rate reflects the best estimate available for the long-term debt facilities expected to be issued in conjunction with the acquisition.

(d) Contingent Value Obligation Consideration--In the share exchange, one contingent value obligation (CVO) was issued for each whole or fractional share of Florida Progress common stock. The CVOs represent the right to receive defined payments based on the after-tax cash flow to Progress Energy generated by certain synthetic fuel plants. For accounting purposes, the pro forma liability is based on the quoted market price of the CVOs around the share exchange date as of November 30, 2000, which was $0.50 per CVO.

(e) Net Assets Held for Sale--Progress Energy has announced its intent to dispose of Florida Progress' Rail Services and Inland Marine Transportation segments. Accordingly, the assets and liabilities of those two segments have been reclassified to Net Assets Held for Sale, with adjustments to reflect estimated disposition proceeds and earnings net of interest on incremental debt during the period until disposition. In addition, the pro forma income statements have been adjusted to remove the effects of those two segments. Finally, interest expense has been decreased by $55.3 million and $41.4 million for the twelve-month and nine-month periods, respectively, to reflect the assumed reduction in long-term debt using the estimated net proceeds of the dispositions and an interest rate of 7.5% (see subparagraph (c) above).

                        DESCRIPTION OF THE SENIOR NOTES

   Each series of Senior Notes will be a series of Senior Debt Securities, as described under the heading "Description of Debt Securities" in the base prospectus. Please read the following information concerning the Senior Notes in conjunction with the statements under "Description of Debt Securities" in the base prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined or otherwise provided in the base prospectus.

General

   The Senior Notes initially will be limited to $    aggregate principal
amount, consisting of $    principal amount of 20    Senior Notes, $
principal amount of 20   Senior Notes, $    principal amount of 20    Senior
Notes and $    principal amount of 20    Senior Notes. The Senior Notes will be
issued under an Indenture (For Debt Securities) between us and Bank One Trust
Company, N.A., as Trustee (the "Senior Note Trustee"), dated as of      , 2001
(the "Senior Note Indenture"). In the future we may offer additional Senior Notes of each series.

Interest Payments

   The Senior Notes of each series will bear interest from the date of original issuance at the applicable annual rate noted on the cover page of this prospectus supplement. Interest payments on the Senior Notes will be made semi-
annually on      and     , commencing     , 2001, to the person in whose name
the Senior Notes are registered at the close of business

  . on the business day prior to each interest payment date, if the Senior
    Notes remain in book-entry only form, or

  . on the 15th day before each interest payment date, if the Senior Notes do not remain in book-entry only form.

See "The Depositary" below. Principal and interest are payable at the office of the Senior Note Trustee in New York, New York.

   If a due date for the payment of interest or principal falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date and the next business day.

Ranking

   The Senior Notes will be our unsecured obligations, will rank senior to our future debt that is subordinated to that series of Senior Notes, and will rank equally with our existing and future unsecured debt that is not subordinated to that series of Senior Notes.

   Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Senior Notes will effectively have a junior position to claims of preferred stockholders and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. As of December 31, 2000, CP&L had 587,259 million issued and outstanding shares of preferred stock, $100 liquidation value, and Florida Power had 334,967 million issued and outstanding shares of preferred stock, $100 liquidation value. In addition to trade debt, some of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 2000, our subsidiaries had approximately $6.1 billion of outstanding long-term debt (including securities due within one year).

   The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur.

Events of Default

   In addition to the events of default specified in the accompanying prospectus, the following shall be an event of default with respect to the Senior Notes of each series:

  . failure to pay when due any principal or interest on any indebtedness of Progress Energy other than the Senior Notes if the total principal amount of the indebtedness, together with other defaulted indebtedness, exceeds $25 million.

Restrictive Covenants

 Limitation on Liens

   So long as the Senior Notes remain outstanding, neither Progress Energy nor any of its Subsidiaries (as defined below) may issue, assume or guarantee or permit to exist any indebtedness secured by a lien on any capital stock of any Subsidiary or on any tangible property owned by Progress Energy or any Subsidiary, without effectively securing the Senior Notes equally and ratably with (or prior to) the new indebtedness.

   The foregoing limitation does not limit the following liens and indebtedness:

  . purchase money liens on property acquired in the future; liens of any kind existing on property or shares of stock at the time they are acquired; conditional sales agreements and other title retention agreements on property acquired in the future;

  . liens on property that exist as of the date the Senior Notes are first issued (including the existing first mortgage indentures of CP&L and Florida Power); liens on the shares of stock of any corporation, which liens existed at the time that corporation became a Subsidiary;

  . liens in favor of the United States (or any State), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example, liens to secure debt of the pollution control or industrial revenue bond type;

  . debt issued by Progress Energy or any Subsidiary in connection with a consolidation or merger of Progress Energy or any such Subsidiary with or into any other company in exchange for secured debt of that company ("Third Party Debt") as long as that debt (i) is secured by a mortgage on all or a portion of the property of that company, (ii) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured on an equal and ratable basis or (iii) prohibits secured debt from being incurred by that company;

  . liens on any property acquired, constructed, developed or improved after the date the Senior Notes are first issued, which liens are created before or within 24 months after the acquisition, construction, development or improvement of the property and secure the payment of the costs of such acquisition, construction, development or improvement or related costs;

  . liens in favor of Progress Energy or any of Progress Energy's wholly-owned Subsidiaries;

  .  the replacement, extension or renewal of any lien referred to above; and

  . any other lien not covered by the foregoing exceptions as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause, together with the aggregate Attributable Value of all Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by clause (2) under "Limitation on Sale and Leaseback Transactions" below), does not exceed 20% of Progress Energy's Consolidated Net Tangible Assets.

   "Attributable Value" means, as to any particular lease under which Progress Energy or any of its Subsidiaries is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by Progress Energy in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

   "Consolidated Net Tangible Assets" means the amount shown as total assets on Progress Energy's consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interest. Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us.

   "Subsidiary" means an entity more than 50% of the outstanding voting stock (or comparable equity interest) of which is owned, directly or indirectly, by Progress Energy or by one or more other Subsidiaries, or by Progress Energy and one or more other Subsidiaries.

   "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by Progress Energy or any of its Subsidiaries whereby Progress Energy or one of its Subsidiaries transfers the property to a person, and Progress Energy or one of its Subsidiaries leases the property from that person for a period, including renewals, in excess of 48 months.

 Limitation on Sale and Leaseback Transaction

   So long as the Senior Notes remain outstanding, neither Progress Energy nor any of its Subsidiaries may enter into any Sale and Leaseback Transaction unless either:

     (1) Progress Energy and its Subsidiaries would be entitled pursuant to the "Limitation on Liens" covenant above to create indebtedness secured by a lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that indebtedness; or

     (2) Progress Energy or the relevant Subsidiary, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two directors of Progress Energy or the relevant Subsidiary) to:

    . the retirement of long-term indebtedness of Progress Energy or the relevant Subsidiary ranking prior to or on a parity with the Senior Notes or

    . the investment in any property used in the ordinary course of business by Progress Energy or any Subsidiary.

Form and Denomination

   The Senior Notes of each series will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or "the Depositary") and registered in the name of a nominee of the Depositary. The Senior Notes of each series will be sold in multiples of $1,000. See "The Depositary" below.

Optional Redemption

   We may redeem some or all of the Senior Notes of each series at any time at a redemption price equal to the greater of (1) the principal amount of the Senior Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury
Yield applicable to each series plus    %, in the case of the 20    Senior
Notes,    %, in the case of the 20    Senior Notes,  % in the case of the 20
Senior Notes and    %, in the case of the 20    Senior Notes, plus in each case
accrued interest to the redemption date.

   "Treasury Yield" applicable to each series means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such series, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

   "Comparable Treasury Issue" applicable to each series means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes of such series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes of such series.

   "Independent Investment Banker" means         or, if such firm is unwilling
or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us and appointed by the Senior Note Trustee.

   "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Senior Note Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means each of     ,     , and     , and their
respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer.

   If we elect to redeem less than all of the Senior Notes of a series, the Senior Note Trustee will select, in such manner as it deems fair and appropriate, the particular Senior Notes of such series or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Senior Notes to be redeemed (which, as long as the Senior Notes are held in the book-entry only system, will be the Depositary, its nominee or a successor depositary). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Senior Notes or the portions of them so called for redemption shall cease to accrue.

The Trustee

   Bank One Trust Company, N.A. is the trustee under the Senior Note Indenture. One of its affiliates is an underwriter for this offering, a lender under our revolving credit facility that backs up our commercial paper program, and a trustee under various indentures of Florida Progress and/or certain of its subsidiaries. Bank One Trust Company, N.A, and/or certain of its affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business.

The Depositary

   DTC is

  . a limited-purpose trust company organized under the New York Banking Law,

  . a "banking organization" within the meaning of the New York Banking Law,

  . a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the New York Uniform
    Commercial Code, and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its Participants, as defined below, deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts. This book-entry system eliminates the need for physical movement of securities certificates.

   Participants in DTC include direct participants ("Direct Participants") and indirect participants ("Indirect Participants," and, together with Direct Participants, "Participants"). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

   Purchases of Senior Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC's records. The ownership interest of each actual purchaser of Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

   To facilitate subsequent transfers, all Senior Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   So long as Cede & Co., as nominee for DTC, is the sole holder of the Senior Notes, the Senior Note Trustee shall treat Cede & Co. as the only holder of the Senior Notes for all purposes, including receipt of all principal of, premium, if any, and interest on such Senior Notes, receipt of notices, and voting and requesting or directing the Senior Note Trustee to take or not to take, or consent to, certain actions.

   We, or at our request, the Senior Note Trustee, will send any redemption notices to DTC. If we redeem less than all of the Senior Notes of any series, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

   Neither DTC nor Cede & Co. will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Senior Notes are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more Direct Participants to whose account interests in the global Senior Notes are credited and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Direct Participant or Participants has or have given such direction.

   Principal of, and premium, if any, and interest payments on the Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with the Direct Participants' respective holdings shown on DTC's records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants and not of DTC, the Senior Note Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, and premium, if any, and interest to DTC is our responsibility, or the responsibility of the Senior Note Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.

   Neither we, the Senior Note Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based on information received from sources we believe to be reliable.

   We, the underwriters and the Senior Note Trustee have no responsibility or obligation to DTC Participants or the Beneficial Owners with respect to

  . the accuracy of any records maintained by DTC or any Participant;

  . the payment by any Participant of any amount due to any Beneficial Owner in respect of the principal of, premium, if any, and interest on, the Senior Notes;

  . the delivery or timeliness of delivery by DTC to any Participant or by any Participant to any Beneficial Owner of any notice that is required or permitted under the terms of the Senior Note Indenture; or

  . any other action taken by DTC or its nominee, Cede & Co., as holder of the Senior Notes.

   A further description of DTC's procedures with respect to the Senior Notes is set forth under "Description of Debt Securities--Global Securities" in the base prospectus.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of the Senior Notes of each series set forth opposite its name below:

                                                            Principal Amount of:
                                             ---------------------------------------------------
                                                20           20           20           20
        Underwriter                          Senior Notes Senior Notes Senior Notes Senior Notes
        -----------                          ------------ ------------ ------------ ------------
   Merrill Lynch, Pierce, Fenner & Smith
               Incorporated................      $            $            $            $
   Salomon Smith Barney Inc................
   Chase Securities Inc....................
   Banc of America Securities LLC..........
   Banc One Capital Markets, Inc...........
   First Union Securities, Inc.............
   Wachovia Securities, Inc................
                                                 ----         ----         ----         ----
        Total..............................      $            $            $            $
                                                 ====         ====         ====         ====

   Under the terms and conditions of the Underwriting Agreement, the underwriters are committed to take and pay for all the Senior Notes, if any are taken; provided, that under certain circumstances relating to a default of one or more underwriters, less than all of the Senior Notes may be purchased. The underwriters propose to offer the Senior Notes of each series in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement for such series and in part to certain securities dealers at this price less a concession not to exceed %, %, %, and % of the
principal amount of the 20    Senior Notes, 20    Senior Notes, 20    Senior
Notes and 20    Senior Notes, respectively. The underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed
 %,  %,  %, and  % of the principal amount of the 20    Senior Notes, 20
Senior Notes, 20    Senior Notes and 20    Senior Notes, respectively. After
the Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

   The Senior Notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the Senior Notes on any national security exchange or for quotation through any national quotation system. We have been advised by the underwriters that they intend to make a market in the Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for the Senior Notes, that you will be able to sell your Senior Notes at a particular time or that the prices that you receive when you sell will be favorable.

   In connection with the offering of the Senior Notes of any series, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Senior Notes of any series in the open market for the purpose of pegging, fixing or maintaining the price of the Senior Notes of such series. Syndicate covering transactions involve purchases of the Senior Notes of any series in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes of any series to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

   All of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business. All of the underwriters or their affiliates are lenders under our revolving credit facility that backs up our commercial paper program. The net proceeds of this offering will be used to significantly reduce our outstanding commercial paper balances and to reduce outstanding balances and commitments under the credit facility. Accordingly, because more than 10% of the net proceeds of the offering may be paid to affiliates of the underwriters, this offering is made pursuant to NASD Conduct Rule 2710(c)(8).

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   We estimate that the total expenses of the offering, not including the
underwriting discount, will be approximately $   .

                                    EXPERTS

   The financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from the Carolina Power & Light Company Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements and schedules of each of Florida Progress Corporation and Florida Power Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   William D. Johnson, of our legal department, and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the Senior Notes for us. The underwriters will be advised about issues relating to the offering by their own legal counsel, Pillsbury Winthrop LLP of New York, New York. As of January 31, 2001, Mr. Johnson owned 27,209 shares of our Common Stock. Mr. Johnson is acquiring additional shares of Common Stock at regular intervals as a participant in our Stock Purchase-- Savings Plan.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The SEC allows us to incorporate by reference the information filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. As a result of our recent acquisition of Florida Progress, we have incorporated certain documents filed with the SEC by Florida Progress. In addition to the documents incorporated by reference in the base prospectus, we incorporate by reference the documents listed below and any future filings made by Florida Progress with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Senior Notes.

  . Florida Progress' Annual Report on Form 10-K for the year ended December
    31, 1999.

  . Florida Progress' Quarterly Reports on Form 10-Q for the quarters ended
    March 31, June 30 and September 30, 2000.

  . Florida Progress' Current Reports on Form 8-K filed January 31, February
    25, April 27, July 7, July 11, July 14, August 2, August 17, August 31, September 27, October 25, November 15 and December 8, 2000.

   You may request a copy of these filings at no cost by writing or calling us at the following address:

              Progress Energy, Inc.
              Shareholder Relations
              411 Fayetteville Street
              Raleigh, North Carolina 27601-1748
              Telephone: (800) 662-7232

Prospectus

                          [Progress Energy, Inc. Logo]

                             Progress Energy, Inc.


                                 $4,000,000,000

                             Senior Debt Securities
                         Junior Subordinated Debentures
               Trust Preferred Securities and Related Guarantees
                                  Common Stock
                                Preferred Stock
                            Stock Purchase Contracts
                              Stock Purchase Units

--------------------------------------------------------------------------------

   We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

--------------------------------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

   The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------

                   This prospectus is dated December 28, 2000

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4,000,000,000. We may offer any of the following securities: Senior Debt Securities, Junior Subordinated Debentures, Trust Preferred Securities and related Guarantees, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

OUR COMPANY

Progress Energy, Inc. ("Progress Energy") was incorporated in August 1999 under the laws of the State of North Carolina and is the holding company for Carolina Power & Light Company and North Carolina Natural Gas Corporation. Carolina Power & Light Company is a full-service energy provider primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. North Carolina Natural Gas Corporation is engaged in the transmission, distribution and sale of natural gas in portions of North Carolina.

We acquired Florida Progress Corporation ("Florida Progress") on November 30, 2000. Florida Progress's primary subsidiary is Florida Power Corporation ("Florida Power"). Florida Power was incorporated in Florida in 1899 and is an operating utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in the State of Florida. Florida Progress' diversified operations consist primarily of Electric Fuels Corporation ("Electric Fuels"). Formed in 1976, Electric Fuels has three main businesses: Rail Services, Inland Marine Transportation, and Energy and Related Services. Through these units, Electric Fuels operates one of the largest integrated providers of rail services in the United States, owns an efficient river barge and towboat fleet, and has coal-mining operations and terminaling facilities.

Our principal executive offices are located at 411 Fayetteville Street, Raleigh, North Carolina 27601-1748, telephone 919-546-6111.

THE TRUSTS

Each of Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III, each of which we refer to in this prospectus as a "Trust," is a statutory business trust newly formed under Delaware law by us, as trust sponsor, and Bank One Delaware, Inc., who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The original trust agreement for each of the Trusts will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trusts are initially issued. The amended and restated trust agreement, which we will refer to in this prospectus as the "Trust Agreement," for each of the Trusts will be qualified as an indenture under the Trust Indenture Act of 1939.

Each Trust exists for the exclusive purposes of

 . issuing two classes of trust securities--Trust Preferred Securities and Trust Common Securities (collectively, the "Trust Securities")--which together represent undivided beneficial interests in the assets of the Trust;

 .  investing the gross proceeds of the Trust Securities in our Junior
   Subordinated Debentures;

 .  making distributions; and

 . engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

The Junior Subordinated Debentures will be the sole assets of each Trust, and our payments under the Junior Subordinated Debentures will be the sole revenue of each Trust. No separate financial statements of any Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because no Trust has any independent operations and the purposes of the Trusts are as described above. We do not expect that any Trust will be filing annual, quarterly or special reports with the SEC.

The principal place of business of each of the Trusts will be c/o Progress Energy, Inc., 411 Fayetteville Street, Raleigh, North Carolina 27601-1748.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                   For the Twelve Months Ended December 31
                   ---------------------------------------
    1999            1998          1997           1996           1995
    -----           -----         -----          -----          -----
    4.12x           4.38x         4.17x          4.12x          3.67x
                   For the Twelve Months Ended September 30
                   ----------------------------------------
                       2000                        1999
                       -----                       -----
                       4.73x                       3.99x
                       -----                       -----

These computations include us and our subsidiaries, and certain other companies in which we hold an equity interest. We define "earnings" as net income before income taxes plus fixed charges less allowances for funds used during construction. We define "fixed charges" as the sum of interest on long-term debt, other interest, amortization of debt discount and expense, and preference security dividend requirements of consolidated subsidiaries.

APPLICATION OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of the offered securities:

 .  to refinance debt incurred in connection with our acquisition of Florida
   Progress;

 .  to finance our subsidiaries' ongoing construction and maintenance programs;

 .  to redeem, repurchase, repay, or retire outstanding indebtedness;

 .  to finance future acquisitions of other entities or their assets; and

 .  for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in U.S., state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of

1934 until we sell all of the securities being registered. As a result of the recent completion of the holding company restructuring of Progress Energy and Carolina Power & Light Company, we include in the list of incorporated documents those of Carolina Power & Light Company.

Carolina Power & Light Company

 . Annual Report on Form 10-K for the year ended December 31, 1999.

 . Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and
  September 30, 2000.

 . Current Report on Form 8-K filed April 20, 2000.

 . Current Report on Form 8-K filed June 21, 2000.

 . Current Report on Form 8-K filed July 18, 2000.

 . Current Report on Form 8-K filed September 1, 2000.

 . Current Report on Form 8-K filed December 1, 2000.

Progress Energy (formerly CP&L Energy, Inc.)

 . Annual Report on Form 10-K for the year ended December 31, 1999.

 . Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and
  September 30, 2000.

 . Current Report on Form 8-K filed June 21, 2000.

 . Current Report on Form 8-K filed September 1, 2000.

 . Current Report on Form 8-K filed September 20, 2000.

 . Current Report on Form 8-K filed December 1, 2000.

 . Current Report on Form 8-K filed December 4, 2000.

 . The description of our Common Stock included under the heading "Description of Holdings Capital Stock" in our Registration Statement on Form S-4 (File No. 333-86243), dated August 31, 1999.

You may request a copy of these filings at no cost by writing or calling us at the following address:

     Progress Energy, Inc.
     Shareholder Relations
     411 Fayetteville Street
     Raleigh, North Carolina 27601-1748
     Telephone: (800) 662-7232

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                         DESCRIPTION OF DEBT SECURITIES

   The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Debentures. We will issue the Senior Debt Securities in one or more series under one or more Senior Indentures between us and a trustee we will identify. We will issue the Junior Subordinated Debentures in one or more series under one or more Subordinated Indentures between us and a trustee we will identify. The Senior Indentures and the Subordinated Indentures are called Debt Securities Indentures. We have summarized the Debt Securities Indentures below. The term Debt Securities Trustee refers to the Trustee under a Debt Securities Indenture. This prospectus describes certain general terms of the Debt Securities. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The form of Debt Securities Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of Debt Securities Indenture for provisions that may be important to you. In the summary below, we have included references to applicable section numbers of the form of Debt Securities Indenture so that you can easily locate these provisions.

General

   The Senior Debt Securities offered by this prospectus will be our direct unsecured general obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Debentures offered by this prospectus will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described below under the heading "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--Subordination." The information that we are providing you in this prospectus concerning the Debt Securities Indentures and related documents is only a summary of the information provided in those documents. You should consult the Debt Securities themselves, the Debt Securities Indentures, any supplemental indentures and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to the registration statement of which this prospectus is a part, or will appear as exhibits to a Current Report on Form 8-K, which we will file later, and which will be incorporated by reference into this prospectus.

   Because we are a holding company that conducts all of its operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, all of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 2000, our subsidiaries had approximately $3.489 billion of outstanding debt. Unless otherwise specified in a prospectus supplement, the Debt Securities Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

   Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Provisions of a Particular Series

   You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information:

  .  the title of the Debt Securities;

  . any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

  .  the date on which the principal of the Debt Securities will be payable;

  . the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

    -- the date from which any interest will accrue;

    -- the dates on which we will pay interest; and

    -- the record date for any interest payable on any interest payment date;

  . the place where

    -- the principal of, premium, if any, and interest on the Debt Securities will be payable;

    -- you may register transfer of the Debt Securities;

    -- you may exchange the Debt Securities; and

    -- you may serve notices and demands upon us regarding the Debt
       Securities;

  . the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

  . the terms and conditions upon which we may elect to redeem any Debt
    Securities;

  . the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder's option, including any applicable exceptions to notice requirements;

  . the denominations in which we may issue Debt Securities;

  . the manner in which we will determine any amounts payable on the Debt
    Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

  . the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

  . the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

  . the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

  . if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

  . the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

  . if we issue Debt Securities as global securities,

    -- any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

    -- any limitations on the right to obtain definitive certificates for the Debt Securities; and

    -- any other matters incidental to the Debt Securities;

  . whether we are issuing the Debt Securities as bearer securities;

  . any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

  . any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

  .  any credit enhancement applicable to the Debt Securities;

  . any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

  . any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the form of Debt Securities Indenture.

   Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States Federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

Form, Exchange and Transfer

   Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the form of Debt Securities Indenture.

   Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see
Section 305 of the form of Debt Securities Indenture.

   The applicable prospectus supplement will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the form of Debt Securities Indenture.

   We will not be required to

  . issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

  . register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the form of Debt Securities Indenture.

Payment and Paying Agents

   Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the form of Debt Securities Indenture.

   Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see
Section 602 of the form of Debt Securities Indenture.

   All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the form of Debt Securities Indenture.

Redemption

   You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder's option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the form of Debt Securities Indenture.

   A notice of redemption we provide may state:

  . that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

  . that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the form of Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

  . the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets

     -- is organized and validly existing under the laws of any domestic jurisdiction; and

     -- expressly assumes our obligations on the Debt Securities and under the applicable indentures;

  . immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, shall have occurred and be continuing; and

  . we have delivered to the Debt Securities Trustee an officer's certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the form of Debt Securities
Indenture.

Events of Default

   "Event of default" under the applicable indenture with respect to Debt Securities of any series means any of the following:

  . failure to pay any interest due on Debt Securities of that series within 30 days;

  . failure to pay principal or premium when due on any Debt Security of that series;

  . breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

  .  certain events of bankruptcy, insolvency or reorganization; and

  . any other event of default set forth in the applicable prospectus supplement.

For more information, see Section 801 of the form of Debt Securities Indenture.

   An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

   If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

   The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

   At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

  . we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay

     -- all overdue interest on all Debt Securities of the particular series;

     -- the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

     -- interest upon overdue interest at the rate prescribed in the Debt
        Securities, to the extent payment is lawful; and

     -- all amounts due to the Debt Securities Trustee under the applicable indenture; and

  . any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the form of Debt Securities Indenture.

   The applicable indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity. For more information, see Section 903 of the form of Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see
Section 812 of the form of Debt Securities Indenture.

   No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless

  . the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

  . the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

  . the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the form of Debt Securities Indenture.

   The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the form of Debt Securities Indenture.

   We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the form of Debt Securities Indenture.

Modification and Waiver

   We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

  . to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

  . to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

  .  to add any additional events of default;

  . to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

  .  to provide collateral security for the Debt Securities;

  . to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

  . to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for Trust administration under the applicable indenture by more than one trustee;

  . to provide for the procedures required to permit the use of a noncertificated system of registration for any series of Debt Securities;

  .  to change any place where

     -- the principal of and any premium and interest on any Debt Securities are payable,

     -- any Debt Securities may be surrendered for registration of transfer or exchange or

     -- notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

  . to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the form of Debt Securities
Indenture.

   The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive

  . compliance by us with certain provisions of the applicable indenture (see Section 607 of the form of Debt Securities Indenture); and

  . any past default under the applicable indenture, except a default in the payment of principal, premium or interest, and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the form of Debt Securities Indenture).

   The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes; and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the form of Debt Securities Indenture.

   Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt

Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

  . may not, without the consent of the holder of each outstanding Debt Security affected

     -- change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

     -- reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

     -- reduce any premium payable upon the redemption of the Debt Securities;

     -- reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

     -- change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

     -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

  . may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

  . may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture

  . changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

  . modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the form of Debt Securities
Indenture.

   If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the form of Debt Securities Indenture.

Defeasance

   Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Securities or portions thereof. For more information, see Section 701 of the form of Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

   The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the form of Debt Securities Indenture.

Global Securities

   We may issue some or all of the Debt Securities of any series as global securities. We will register each Global Debt Security in the name of a depositary identified in the applicable prospectus supplement. The Global Debt Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the applicable indenture.

   As long as the depositary or its nominee is the registered holder of a Global Debt Security, that person will be considered the sole owner and holder of the Global Debt Security and the securities represented by it for all purposes under the securities and the applicable indenture. Except in limited circumstances, owners of a beneficial interest in a Global Debt Security

  . will not be entitled to have the Global Debt Security or any securities represented by it registered in their names;

  . will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Debt Security; and

  . will not be considered to be the owners or holders of the Global Debt Security or any securities represented by it for any purposes under the securities or the applicable indenture.

   We will make all payments of principal and any premium and interest on a Global Debt Security to the depositary or its nominee as the holder of the Global Debt Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

   Ownership of beneficial interests in a Global Debt Security will be limited to institutions having accounts with the depositary or its nominee, called "participants" for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Debt Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

  .  the depositary, with respect to participants' interests; or

  . any participant, with respect to interests of persons held by the participants on their behalf.

   Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Debt Security. None of the following will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

  .  Progress Energy, Inc.;

  .  the trustee under any applicable indenture; or

  .  any agent of any of the above.

The Debt Securities Indenture provides that if:

  . the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

  . the depositary ceases to be eligible under the Debt Securities Indenture and a successor depositary is not appointed by us within 90 days, or

  . we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the Global Debt Securities will be exchanged for Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Debt Securities Trustee the name or names in which the Debt Securities Trustee is to register these definitive Debt Securities. For more information, see Section 203 of the form of Debt Securities Indenture.

Notices

   We will give notices to holders of Debt Securities by mail to their addresses as they appear in the security register. For more information, see
Section 106 of the form of Debt Securities Indenture.

Title

   The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see
Section 308 of the form of Debt Securities Indenture.

Governing Law

   The Debt Securities Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the form of Debt Securities Indenture.

               ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES

Subordination

   The Junior Subordinated Debentures will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

   No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Junior Subordinated Debentures may be made if

  . any Senior Indebtedness is not paid when due and that default continues without waiver, or

  . the maturity of any Senior Indebtedness has been accelerated because of a default.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to payment. For more information, see Section 1502 of the form of Debt Securities Indenture. The rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. For more information, see Section 1504 of the form of Debt Securities Indenture.

   As defined in the Subordinated Indenture, the term "Senior Indebtedness" means

  . obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, us

     -- for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Junior Subordinated Debentures and the Guarantees); or

     -- for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

  . indebtedness evidenced by bonds, debentures, notes or other similar instruments;

  . obligations with respect to letters of credit, bankers' acceptances or similar facilities issued for our account;

  . obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  . obligations for claims, as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended, in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and

  . obligations of the type referred to in each of the preceding bullet-points of another person the payment of which we have guaranteed or are responsible or liable for, directly or indirectly, as obligor or otherwise; without limiting the generality of the foregoing.

   In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Indenture or subsequently incurred by us.

   Any of the foregoing will not be Senior Indebtedness if it is by its terms subordinate or junior in right of payment to any other indebtedness of ours or equal in right of payment to the Junior Subordinated Debentures

   The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Option to Extend Interest Payment Period

   Unless the applicable prospectus supplement states otherwise, we have the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period, which we refer to in this prospectus as an "Extension Period," not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period, we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. At the end of the Extension Period, we must pay all interest then accrued and unpaid. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States Federal income tax purposes.

   During any Extension Period, we may not

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or

  . make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of ours that rank on a parity with, or junior to, the Junior Subordinated Debentures, other than, in the case of each preceding bullet point,

  . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

  . as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  . any declaration of a dividend in the form of capital stock in connection with any shareholders' rights plan, or the issuance of rights to capital stock under any shareholders' rights plan, or the redemption or repurchase of rights pursuant any such plan; or

  . any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock.

Prior to the termination of any Extension Period, we may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, we may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at its end. We must give the Trustee notice of our election of an Extension Period at least one Business Day prior to the earlier of

  . the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such Extension Period and

  . the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The Trustee will give notice of our election to begin a new Extension Period to the holders of the Trust Preferred Securities.

   For more information, see Section 312 of the form of Debt Securities
Indenture.

Redemption

   Junior Subordinated Debentures issued to a Trust are redeemable prior to maturity at our option in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined under "DESCRIPTION OF TRUST PREFERRED SECURITIES--Redemption." The redemption price will be as stated in the applicable prospectus supplement. The proceeds of any redemption will be used by a Trust to redeem the related Trust Preferred Securities and Trust Common Securities. For more information, see Section 407 of the form of Debt Securities Indenture.

Additional Sums

   We will agree in the Subordinated Indenture that, if and for so long as

  . a Trust is the holder of all Junior Subordinated Debentures issued by us in connection with the issuance of Trust Preferred Securities by that Trust and

  . that Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event,

we will pay as additional sums on the Junior Subordinated Debentures the amounts that may be required so that the distributions payable by that Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. For more information, see Section 608 of the form of Debt Securities Indenture. See also "DESCRIPTION OF TRUST PREFERRED SECURITIES-- Redemption."

Certain Covenants

   We will agree in the Subordinated Indenture

  . to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any Trust to which Junior Subordinated Debentures have been issued while such Junior Subordinated Debentures are outstanding, provided that certain successors that are permitted pursuant to the Subordinated Indenture may succeed to our ownership of the Trust Common Securities;

  . not to voluntarily dissolve, wind up or liquidate a Trust to which Junior Subordinated Debentures have been issued, other than

     -- in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of a Trust or

     -- in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreements; and

  . to use our reasonable efforts, consistent with the terms and provisions of the Trust Agreements, to cause each Trust to which Junior
     Subordinated Debentures have been issued to continue not to be taxable other than as a grantor trust for United States Federal income tax purposes.

For more information, see Section 609 of the form of Debt Securities Indenture.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

   If an Event of Default has occurred and is continuing under the Subordinated Indenture, and the Debt Securities Trustee and the holders of the Junior Subordinated Debentures have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right. For more information, see Section 802 of the form of Debt Securities Indenture.

   If an Event of Default has occurred and is continuing under a Trust Agreement and the event is attributable to our failure to pay any amounts payable in respect of Junior Subordinated Debentures on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a "Direct Action." For more information, see Section 808 of the form of Debt Securities Indenture. We will have the right under the Subordinated Indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action. For more information, see Section 313 of the form of Debt Securities Indenture.

   We may not amend the Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding,

  . no modification of the Subordinated Indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect;

  .  no termination of the Subordinated Indenture may occur; and

  . no waiver of any Debenture Event of Default or compliance with any covenant under the Subordinated Indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the Junior Subordinated Debentures have been paid in full and certain other conditions are satisfied. For more information, see Sections 813 and 1202 of the form of Debt Securities Indenture.

   With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in this section. See "DESCRIPTION OF TRUST PREFERRED SECURITIES--Events of Default."

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

   This prospectus describes certain general terms of the Trust Preferred Securities. When we offer to sell a particular series of Trust Preferred Securities, we will describe the specific terms of that series in a prospectus supplement. The Trust Preferred Securities will be issued pursuant to one or more Trust Agreements, which we have summarized below. This summary is not complete. The form of Trust Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of Trust Agreement for provisions that may be important to you.

General

   Each Trust will exist until terminated as provided in its Trust Agreement. The administrators and trustees of each Trust will be:

  . two employees, officers or affiliates of ours as administrators (the "Administrators");

  . a financial institution that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"); and

  . one trustee with its principal place of business in the State of Delaware (the "Delaware Trustee").

   The Trust Agreement will authorize the Administrators to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each Trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective Trust. However, if an Event of Default occurs and is continuing under the Trust Agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each Trust in a total liquidation amount of approximately three percent of the total capital of the Trust.

   Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each Trust will be used to purchase our Junior Subordinated Debentures, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective Trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each Trust, but only to the extent the respective Trust has funds available to make those payments and has not made the payments. See "DESCRIPTION OF GUARANTEES" below.

   The assets of each Trust available for distribution to the holders of Trust Preferred Securities issued by the respective Trust will be limited to payments from us under the Junior Subordinated Debentures held by the Trust. If we fail to make a payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

   Each Guarantee, when taken together with our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, and the related Trust Agreement, will provide a full and unconditional guaranty of amounts due on the Trust Preferred Securities issued by the respective Trust.

   The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related Trust Agreement or made part of it by the Trust Indenture Act or the Delaware Business Trust Act. Terms of the Trust Preferred Securities issued by each Trust will mirror the terms of the Junior Subordinated Debentures held by the respective Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond with the interest rate and interest payment dates and other dates on the Junior Subordinated Debentures.

Provisions of a Particular Series

   Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

  .  the name of the Trust Preferred Securities;

  .  the liquidation amount and number of Trust Preferred Securities issued;

  . the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

  .  the date from which distributions will be cumulative;

  . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

  . the terms and conditions, if any, upon which the Junior Subordinated Debentures and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

  . any securities exchange on which the Trust Preferred Securities will be listed;

  . the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into securities of Progress Energy;

  . whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for those global certificates and the specific terms of the depositary arrangements; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

   The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that Trust. For more information, see
Section 401 of the form of Trust Agreement.

Distributions

   The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective Trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable. For more information, see Section 401 of the form of Trust Agreement.

Extensions

   We have the right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period, which we refer to in this prospectus as an "Extension Period," not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a Trust will be deferred during any such Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States Federal income tax purposes. For more information, see "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--Option to Extend Interest Payment Period."

   Each Trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures. The revenue of a Trust available for distribution to holders of the Trust Preferred Securities issued by that Trust will be limited to payments under those Junior Subordinated Debentures. If we do not make payments on the Junior Subordinated Debentures, a Trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that Trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a Trust, if and to the extent the Trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us on a limited basis. For more information, see "DESCRIPTION OF GUARANTEES."

Exchange and Transfer

   The Property Trustee for each Trust will act as registrar and transfer agent for the Trust Preferred Securities issued by that Trust. Holders may present Trust Preferred Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Property Trustee. Exchanges and transfers are subject to the terms of the applicable Trust Agreement and applicable limitations for global securities. No charge will be made for any registration of transfer or exchange of Trust Preferred Securities, but the Property Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

   The Property Trustee will not be required to

  . issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing; or

  . register the transfer of, or exchange any Trust Preferred Securities selected for redemption except the unredeemed portion of any Trust Preferred Securities being partially redeemed.

   For more information, see Section 505 of the form of Trust Agreement.

Payment and Paying Agents

   Payments in respect of the Trust Preferred Securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable Distribution Dates or, if the Trust Preferred Securities are not held by the depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrators, to act as Paying Agent. For more information, see Sections 404 and 510 of the form of Trust Agreement.

Redemption

   Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures held by a Trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that Trust, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Junior Subordinated Debentures. See "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES-- Redemption." If less than all the Junior Subordinated Debentures held by a Trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Junior Subordinated Debentures held by a Trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust.

   We have the right to redeem the Junior Subordinated Debentures held by a Trust

  . on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time, or

  . prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below, in each case subject to possible regulatory approval.

For more information, see Section 407 of the form of Debt Securities Indenture and below under "--Liquidation Distribution Upon Dissolution." A redemption of related Junior Subordinated Debentures held by a Trust would cause a mandatory redemption of a Like Amount of the related Trust Preferred Securities and Trust Common Securities issued by that Trust at the redemption price.

   The redemption price, in the case of a redemption under the provisions summarized in the immediately preceding paragraph, shall equal the liquidation amount, as defined below, together with accumulated distributions to but excluding the date fixed for redemption.

   "Like Amount" means

  . with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Subordinated Indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes and

  . with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of a Trust, Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Junior Subordinated Debentures are distributed.

   "Tax Event" means the receipt by a Trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change--including any announced prospective change--in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a Trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that

  . the Trust is, or will be within 90 days of the delivery of the opinion, subject to United States Federal income tax with respect to income received or accrued on the Junior Subordinated Debentures we have issued to that Trust,

  . interest payable by us on the Junior Subordinated Debentures is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States Federal income tax purposes or

  . the Trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

   "Investment Company Event" means the receipt by a Trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change--including any announced prospective change--in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that Trust of Trust Preferred Securities.

   Payment of Additional Sums. If a Tax Event described in the first or third bullet-point of the definition of Tax Event above has occurred and is continuing and a Trust is the holder of all the Junior Subordinated Debentures issued by us to that Trust, we will pay, with respect to the Junior Subordinated Debentures, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a Trust on the outstanding Trust Preferred Securities and Trust Common Securities of a Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that Trust has become subject as a result of a Tax Event.

   For more information, see Section 402 of the form of Trust Agreement.

Redemption Procedures

   Trust Preferred Securities of a Trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Junior

Subordinated Debentures held by that Trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a Trust has funds on hand available for the payment of the redemption price. See also "--Subordination of Trust Common Securities."

   If a Trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. If any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a Business Day, without any interest or other payment in respect of any delay, except that, if the Business Day falls in the next calendar year, the payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a Trust or by us pursuant to the Guarantee as described under "DESCRIPTION OF GUARANTEES," distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a Trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a Global Trust Preferred Security, as defined below, in accordance with the depositary's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the Trust Agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Junior Subordinated Debentures, on and after the redemption date interest will cease to accrue on the Junior Subordinated Debentures or portions of them called for redemption.

   For more information, see Section 402 of the form of Trust Agreement.

Subordination of Trust Common Securities

   If on any distribution date or redemption date a payment event of default with respect to Junior Subordinated Debentures has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

   In the case of any Event of Default, as defined below, resulting from an event of default with respect to Junior Subordinated Debentures, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any Event of Default under the related Trust Agreement until the effects of all Events of Default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. See "--Events of Default" and "DESCRIPTION OF DEBT SECURITIES--Events of Default." Until all Events of Default under the related Trust Agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

   For more information, see Section 403 of the form of Trust Agreement.

Liquidation Distribution Upon Dissolution

   In the event of any liquidation of a Trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that Trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Junior Subordinated Debentures held by that Trust.

   The holders of all the outstanding Trust Common Securities of a Trust have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures held by that Trust to be distributed in liquidation of the Trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the Trust.

   Pursuant to the related Trust Agreement, a Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

  . events of bankruptcy, dissolution or liquidation of Progress Energy or the holder of the Trust Common Securities, as specified in the Trust Agreement;

  . the giving by the holders of the Trust Common Securities issued by the Trust of written direction to the Property Trustee to dissolve the Trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of the Trust Common Securities;

  . the repayment of all the Trust Preferred Securities issued by the Trust in connection with the redemption of all the Trust Securities issued by the Trust as described under "--Redemption"; and

  . the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

For more information, see Section 902 of the form of Trust Agreement.

   If dissolution of a Trust occurs as described in the first, second or fourth bullet-point above, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities issued by the Trust a Like Amount of the related Junior Subordinated Debentures, unless the distribution is not practical, in which event the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the "liquidation distribution." If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the Trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Junior Subordinated Debentures, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See "--Subordination of Trust Common Securities."

   After the liquidation date is fixed for any distribution of Junior Subordinated Debentures we have issued to a Trust,

  . the Trust Preferred Securities issued by that Trust will no longer be deemed to be outstanding,

  . the depositary or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depositary or its nominee and

  . any certificates representing the Trust Preferred Securities not held by the depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

For more information, see Section 904 of the form of Trust Agreement.

   If we do not redeem the Junior Subordinated Debentures we have issued to a Trust prior to the stated maturity and the Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Trust Preferred Securities issued by that Trust, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

   There can be no assurance as to the market prices for Trust Preferred Securities or the related Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of a Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Events of Default

   Any one of the following events constitutes an Event of Default with respect to the Trust Preferred Securities issued by a Trust under the related Trust
Agreement:

  . the occurrence of an event of default under the Subordinated Indenture (see "DESCRIPTION OF DEBT SECURITIES--Events of Default");

  . default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  . default by the Trust in the payment of any redemption price of any Trust Security issued by that Trust when it becomes due and payable;

  . default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the Trust Agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Trust Agreement;

  . the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

  . the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

For more information, see Section 802 of the form of Trust Agreement.

   Within five business days after the occurrence of any Event of Default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the Event of Default to the respective holders of Trust Securities and the respective Administrators, unless the Event of Default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures, the Property Trustee must notify the Holders and the Administrators that we intend to defer these interest payments, unless we have revoked our determination to do so. For more information, see Section 803 of the form of Trust Agreement.

   The applicable Trust Agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. For more information, see Section 801 of the form of Trust Agreement. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities. For more information, see Section 513 of the form of Trust Agreement.

   The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a Trust may waive any past default under the applicable Trust Agreement except:

  . a default in the payment of principal, premium or interest;

  . a default with respect to certain covenants and provisions of the applicable Trust Agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

  . a default under the Subordinated Indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable Trust Agreement.

   For more information, see Section 802 of the form of Trust Agreement.

   If an event of default under the Subordinated Indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of Junior Subordinated Debentures issued by us to a Trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See "--Subordination of Trust Common Securities," "--Liquidation Distribution Upon Dissolution" and "DESCRIPTION OF DEBT SECURITIES--Events of Default."

   We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective Trust Agreement. Also, the Administrators for each Trust must file, on behalf of the respective Trust, a statement as to our compliance with all conditions and covenants under the respective Trust Agreement. Our compliance is to be determined without regard to any grace period or notice requirement under the respective Trust Agreement. For more information, see Section 817 of the form of Trust Agreement.

Voting Rights; Amendment of Trust Agreement

   Except as provided below and under "--Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors" and "DESCRIPTION OF GUARANTEES--Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Trust Preferred Securities issued by a Trust will have no voting rights.

   The Trust Agreement applicable to a Trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the Trust,

  . to cure any ambiguity, correct or supplement any provisions in the Trust Agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreements, provided that any the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or

  . to modify, eliminate or add to any provisions of the Trust Agreements to the extent as may be necessary to ensure that a Trust will not be taxable other than as a grantor trust for United States Federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a Trust will not be required to register as an "investment company" under the Investment Company Act.

The Trust Agreement may be amended by the holders of a majority of the Trust Common Securities and the Property Trustee with

  . the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and

  . receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's not being taxable other than as a grantor trust for United States Federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act.

   Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the Trust Agreement applicable to a Trust may not be amended to

  . change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or

  . restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

For more information, see Section 1002 of the form of Trust Agreement.

   So long as any Junior Subordinated Debentures are held by a Trust, the respective Property Trustee will not

  . direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee under the Subordinated Indenture, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures,

  . waive any past default that is waivable under Section 813 of the Subordinated Indenture,

  . exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or

  . consent to any amendment, modification or termination of the Subordinated Indenture or the Junior Subordinated Debentures, where consent shall be required without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities. For more information, see Section 601 of the form of Trust Agreement.

   A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective Trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the Trust will not be taxable other than as a grantor trust for United States Federal income tax purposes on account of the action. For more information, see Section 601 of the form of Trust Agreement.

   Any required approval of holders of Trust Preferred Securities issued by a Trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable Trust Agreement. For more information, see Sections 602 through 607 of the form of Trust Agreement.

   No vote or consent of the holders of Trust Preferred Securities issued by a Trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable Trust Agreement. See above under "--Redemption."

   Notwithstanding that holders of Trust Preferred Securities issued by a Trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding. For more information, see the definition of "Outstanding" in
Section 101 of the form of Trust Agreement.

Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors

   The Property Trustee or the Delaware Trustee of a Trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that Trust's outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the Trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Trust Agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Trust Agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Trust Agreement. For more information, see Section 811 of the form of Trust Agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

   A Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable Trust Agreement. A Trust may, at the request of the holders of its Trust Common Securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a Trust organized as such under the laws of any state, so long as

  .  the successor entity either

     -- expressly assumes all the obligations of the Trust with respect to its Trust Preferred Securities or

     -- substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the Successor Securities, so long as the Successor Securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Junior Subordinated Debentures;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect;

  . the successor entity has a purpose substantially identical to that of the Trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent counsel experienced in relevant matters to the effect that

     -- the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect and

     -- following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  . Progress Energy or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the Successor Securities at least to the extent provided by the applicable Guarantee.

   Notwithstanding the foregoing, a Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable other than as a grantor trust for United States Federal income tax purposes.

   For more information, see Section 905 of the form of Trust Agreement.

Global Securities

   Unless stated otherwise in an applicable prospectus supplement, all of the Trust Preferred Securities will be issued initially as global securities (collectively, the "Global Trust Preferred Securities"). Each Global Trust Preferred Security will be issued in the name of a depositary identified in the applicable prospectus supplement. The Global Trust Preferred Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the Trust Agreement.

   As long as the depositary or its nominee is the registered holder of a Global Trust Preferred Security, that person will be considered the sole owner and holder of the Global Trust Preferred Security and the securities represented by it for all purposes under the securities and the Trust Agreement. Except in limited circumstances, owners of a beneficial interest in a Global Trust Preferred Security

  . will not be entitled to have the Global Trust Preferred Security or any securities represented by it registered in their names;

  . will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Trust Preferred Security; and

  . will not be considered to be the owners or holders of the Global Trust Preferred Security or any securities represented by it for any purposes under the securities or the applicable indenture.

   The Property Trustee will make all payments with respect to a Global Trust Preferred Security to the depositary or its nominee as the holder of the Global Trust Preferred Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

   Ownership of beneficial interests in a Global Trust Preferred Security will be limited to institutions having accounts with the depositary or its nominee, called "participants" for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Trust Preferred Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Trust Preferred Security to the accounts of its participants. Ownership of beneficial interests in a Global Trust Preferred Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

  .  the depositary, with respect to participants' interests; or

  . any participant, with respect to interests of persons held by the participants on their behalf.

   Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Trust Preferred Security. None of the following will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Trust Preferred Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

  .  the Trust;

  .  the Property Trustee;

  .  the Delaware Trustee;

  .  the Administrators;

  .  Progress Energy; or

  .  any agent of any of the above.

   The Trust Agreement provides that if:

  . the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

  . the depositary ceases to be eligible under the Trust Agreement and a successor depositary is not appointed by us within 90 days, or

  . we decide to discontinue use of the system of book-entry transfers through the depositary or its successor, the Global Trust Preferred Securities will be exchanged for Trust Preferred Securities in definitive form of an equal aggregate Liquidation Amount, in authorized denominations. The depositary will provide to the Property Trustee the name or names in which the Property Trustee is to register these definitive Trust Preferred Securities. For more information, see Section 504 of the form of Trust Agreement.

Expenses and Taxes

   In each of the Trust Agreements, we have agreed to pay

  . all debts and other obligations, other than with respect to the Trust Preferred Securities issued by a Trust and all costs and expenses of the Trust, including

     -- the costs and expenses relating to the organization of a Trust,

     -- the fees and expenses of the Property Trustee and the Delaware Trustee and

     -- the costs and expenses relating to the operation of the Trust, and

  . any and all taxes and all costs and expenses with respect to them, other than withholding taxes, to which the Trust might become subject.

For more information, see Section 408 of the form of Trust Agreement and
Section 907 of the form of Debt Securities Indenture.

Information Concerning the Property Trustees

   Each Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only the duties as are specifically set forth in the applicable Trust Agreement and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. For more information, see Section 801 of the form of Trust Agreement. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreements at the request of any holder of Trust Preferred Securities issued by the respective Trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers. For more information, see Sections 804 and 807 of the form of Trust Agreement.

Miscellaneous

   The Administrators and the Property Trustee relating to each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States Federal income tax purposes and so that the Junior Subordinated Debentures held by that Trust will be treated as indebtedness of ours for United States Federal income tax purposes. In this connection, each Property Trustee and the holders of Trust Common Securities issued by the respective Trust are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust of the Trust or the applicable Trust Agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. For more information, see Section 207(d) of the form of Trust Agreement

   Holders of the Trust Preferred Securities have no preemptive or similar rights. For more information, see Section 513 of the form of Trust Agreement.

   A Trust may not borrow money or issue debt or mortgage or pledge any of its assets. For more information, see Section 207(b) of the form of Trust Agreement.

Governing Law

   The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                           DESCRIPTION OF GUARANTEES

   Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a Trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will elect a Guarantee Trustee under each Guarantee. The form of Guarantee Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related Trust.

General

   We will irrevocably agree to pay in full on a subordinated basis the Guarantee Payments, as defined below, to the holders of the Trust Preferred Securities issued by each Trust, as and when due, regardless of any defense, right of set-off or counterclaim that a Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective Trust, which payments we refer to in this discussion as the "Guarantee Payments," will be subject to the respective Guarantee:

  . any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available for payment of these distributions at this time;

  . the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available for payment of the redemption price at this time; and

  . upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, unless the related Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities, the lesser of

     -- the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available for these payments at this time, and

     -- the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the Trust.

Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay these amounts to the holders. For more information, see Section 501 of the form of Guarantee Agreement.

   Each Guarantee will be an irrevocable guarantee on a subordinated basis of the obligations of the respective Trust under its Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make these payments, and is not a guarantee of collection. For more information, see
Section 505 of the form of Guarantee Agreement.

   If we do not make payments on the Junior Subordinated Debentures held by a Trust, the Trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. Both Guarantees will rank subordinate and junior in right of payment to all our Senior Indebtedness. See "--Status of the Guarantees." The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the Subordinated Indenture, any other indenture that we may enter into in the future or otherwise.

   We have, through the Guarantees, the Trust Agreements, the Junior Subordinated Debentures and the Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each Trust's obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust's obligations in respect of its Trust Preferred Securities. See "RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR SUBORDINATED DEBENTURES AND GUARANTEES."

Status of the Guarantees

   Each Guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all our Senior Indebtedness in the same manner as the Junior Subordinated Debentures. For more information, see Section 601 of the form of Guarantee Agreement.

   Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee Payments in full to the extent not paid or distributed by the respective Trust. For more information, see Sections 504 and 505 of the form of Guarantee Agreement.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under "DESCRIPTION OF TRUST PREFERRED SECURITIES--Voting Rights; Amendment of Trust Agreement." For more information, see Section 802 of the form of Guarantee Agreement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding. For more information, see Sections 801 and 804 of the form of Guarantee Agreement.

Events of Default

   An event of default under a Guarantee will occur upon our failure to perform any of our payment or other obligations under the Guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days.

   The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Trust, the Guarantee Trustee or any other person or entity. For more information, see Section 504 of the form of Guarantee Agreement.

   We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee. For more information, see
Section 205 of the form of Guarantee Agreement.

Termination of the Guarantees

   Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective Trust, upon distribution of the related Junior

Subordinated Debentures to the holders of the Trust Preferred Securities and under certain instances, upon the exchange of the Guarantee pursuant to an exchange offer for the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee. For more information, see Section 701 of the form of Guarantee Agreement.

Governing Law

   Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

             RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR
                     SUBORDINATED DEBENTURES AND GUARANTEES

Full and Unconditional Guarantee

   Payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust, to the extent the Trust has funds available for the payment, are irrevocably guaranteed by us as and to the extent set forth under "DESCRIPTION OF GUARANTEES." Taken together, our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust's obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Junior Subordinated Debentures issued to a Trust, the Trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a Trust when the Trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

   Our obligations under the Junior Subordinated Debentures and the Guarantees are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

   As long as payments are made when due on the Junior Subordinated Debentures issued to a Trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that Trust, primarily because:

  . the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

  . the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

  . we will pay for any and all costs, expenses and liabilities of the Trust except the Trust's obligations to holders of the related Trust Securities; and

  . the applicable Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   Notwithstanding anything to the contrary in the Subordinated Indenture, we have the right to set-off any payment we are otherwise required to make under the Subordinated Indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

   A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related Trust or any other person or entity. See "DESCRIPTION OF GUARANTEES."

   A default or event of default under any Senior Indebtedness of ours would not constitute a default or Event of Default in respect of any Trust Preferred Securities. However, in the event of payment defaults under, or acceleration of, our Senior Indebtedness, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the related Junior Subordinated Debentures until the Senior Indebtedness has been paid in full or any payment default under the Subordinated Indenture has been cured or waived. See "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--Subordination."

Limited Purpose of Trust

   The Trust Preferred Securities issued by a Trust represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from us payments on Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a Trust, or from us under a Guarantee, only if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of a Trust, other than any dissolution involving the distribution of the related Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Preferred Securities issued by the Trust will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "DESCRIPTION OF TRUST PREFERRED SECURITIES--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Progress Energy, a Trust, as registered holder of Junior Subordinated Debentures, would be a subordinated creditor of ours, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any of our shareholders receives payments or distributions. Since we are the guarantor under each of the Guarantees and have agreed under the Subordinated Indenture to pay for all costs, expenses and liabilities of each Trust, other than each Trust's obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

Accounting Treatment

   Each Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each Trust. The Trust Preferred Securities issued by the Trusts, along with any other trust preferred securities that we guarantee on an equivalent basis, will be presented as long-term debt in our consolidated balance sheets, and appropriate disclosures about the Trust

Preferred Securities, the related Guarantees and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. We will record distributions that each Trust pays on the Trust Preferred Securities it issues as an expense in our consolidated statement of income.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary of the characteristics of our capital stock is qualified in all respect by reference to our articles of incorporation and bylaws, each as amended, copies of which are on file with the Securities and Exchange Commission as Exhibits 3(a)(1) and 3(b)(1), respectively, to our Quarterly Report on Form 10-Q, dated August 14, 2000. Reference is also made to the laws of the State of North Carolina. Our authorized equity capitalization consists of 500,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of Preferred Stock, no par value per share. As of December 14, 2000, 206,089,047 shares of our Common Stock and no shares of our Preferred Stock were issued and outstanding.

Common Stock Listing

   Our outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol "PGN." Any additional Common Stock we issue will also be listed on the NYSE.

Preferred Stock

   Our board of directors has the authority under a "blank check" provision in our articles to issue, without any vote or action by the Progress Energy shareholders, shares of Progress Energy Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the stock, including the dividend rights, conversion rights, terms of redemption--including sinking fund provisions--liquidation preferences and the number of shares constituting any series. The Progress Energy board of directors may also fix the voting rights, if any, of a series, except that it does not have authority under the "blank check" provision to issue Preferred Stock with more than one vote per share. There are no shares of Progress Energy Preferred Stock outstanding as of the date of this prospectus, and there are no existing agreements or understandings for the designation of any series of Preferred Stock or the issuance of preferred shares.

Common Stock

   This description of the Progress Energy Common Stock assumes that no Progress Energy Preferred Stock is issued and outstanding and that the Progress Energy board of directors has not determined the rights and preferences of any shares of Progress Energy Preferred Stock. The rights and preferences of the Progress Energy Common Stock, as generally described below, may change in relation to any shares of Progress Energy Preferred Stock that might be issued in the future.

 Par Value

   The Progress Energy Common Stock does not have a stated par value. A designated par value is not required under North Carolina law and has no useful purpose under modern corporate practice.

 Dividend Rights

   Subject to the prior rights, if any, of holders of Progress Energy Preferred Stock, holders of Progress Energy Common Stock are entitled to any dividends that might be declared by Progress Energy's board of directors. Progress Energy may purchase or otherwise acquire outstanding shares of Progress Energy Common Stock out of funds or other property legally available for this purpose.

 Voting Rights And Cumulative Voting

   Each share of Progress Energy Common Stock is entitled to one vote on all matters on which holders of Common Stock are entitled to vote. Holders of Common Stock do not have cumulative voting rights for the election of directors. Consequently, the holders of more than 50% of the shares of Common Stock voting can elect all of Progress Energy's directors, and in this event the holders of the remaining shares of Common Stock voting--less than 50%-- would not have sufficient votes to elect any directors.

 Preemptive Rights

   The holders of Progress Energy Common Stock have no preemptive rights to purchase additional shares of Progress Energy Common Stock or other securities of Progress Energy.

 Redemption/Conversion

   Shares of Progress Energy Common Stock are not subject to any redemption provisions and are not convertible into any other securities or property.

 Transfer Agent And Registrar

   The transfer agent and registrar for the Progress Energy Common Stock is Equiserve Trust Company, N.A.

 Dividends

   Holders of Common Stock may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of Preferred Stock. Under certain circumstances, any debt instrument may restrict our ability to pay cash dividends.

 Fully Paid

   All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable.

 Voting Rights

   Each share of Common Stock is entitled to one vote in the election of directors and other matters. Holders of Common Stock are not entitled to cumulative voting rights.

 Other Rights

   We will notify holders of Common Stock of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, holders of Common Stock will share equally in the assets remaining after we pay our creditors and holders of Preferred Stock.

       DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

   We may issue Stock Purchase Contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates, which we refer to in this prospectus as "Stock Purchase Contracts." The price per share of Common Stock and the number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase

Contracts may be issued separately or as part of units consisting of a Stock Purchase Contract and beneficial interests in debt securities, Trust Preferred Securities, Preferred Stock or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts, which we refer to in this prospectus as "Stock Purchase Units." The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and these payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations under those contracts in a specified manner.

   The applicable prospectus supplement will describe the terms of the Stock Purchase Contracts or Stock Purchase Units, including, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

   We may sell the securities in any of three ways:

  .  through underwriters or dealers;

  . directly through a limited number of institutional purchasers or to a single purchaser; or

  .  through agents.

   The applicable prospectus supplement will set forth the terms under which the securities are offered, including

  .  the names of any underwriters, dealers or agents;

  .  the purchase price and the net proceeds to us from the sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  .  any initial public offering price; and

  .  any discounts or concessions allowed, re-allowed or paid to dealers.

   We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

   If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement states otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

   The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.

   Agents and underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

   The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Carolina Power & Light Company Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

   William D. Johnson, of our legal department, and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the offered securities for us. Any underwriters will be advised about issues relating to any offering by their own legal counsel, Winthrop, Stimson, Putnam & Roberts of New York, New York.

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